Exhibit 10.2

FOIA CONFIDENTIAL TREATMENT GRANTED

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of May 23, 2014 (the “Execution Date”) by and between CYTOMX THERAPEUTICS, INC., a corporation organized under the laws of the State of Delaware, having its principal place of business at 343 Oyster Point Blvd., Suite 100, South San Francisco, CA, 94080-1913 (“CytomX”), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation headquartered at 345 Park Avenue, New York, New York, USA 10154 (“BMS”). CytomX and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, BMS is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products.

Whereas, CytomX is a biopharmaceutical company that has technology and expertise relating to the discovery and development of recombinant Antibodies directed to certain targets using its proprietary Probody platform technology and drug discovery capabilities.

Whereas, CytomX and BMS desire to collaborate in the performance of a Preclinical Development Program for the purpose of discovery and preclinical development of Compounds suitable for development for human therapeutic uses, with the objective of identifying one or more Compounds for BMS to advance into human clinical trials, in accordance with the terms and conditions set forth in this Agreement.

Whereas, BMS will have exclusive rights and will be solely responsible for the clinical development and commercialization of Products worldwide, in accordance with the terms and conditions set forth in this Agreement.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows.

1. DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “AAALAC” means the Association for Assessment and Accreditation for Laboratory Animal Care.

1.2 “Additional Target” has the meaning set forth in Section 3.3(c).

1.3 “Additional Target Option” has the meaning set forth in Section 3.3(c).

1.4 “Additional Target Payment” has the meaning set forth in Section 8.2.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.5 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.6 “Alliance Manager” has the meaning set forth in Section 2.4.

1.7 “Antibody” means any antibody or protein comprising at least one complementarity determining region (CDR) portion thereof (including bispecific antibodies, single chain antibodies and domain antibodies) and/or similar binding protein, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source.

1.8 “Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

1.9 “Arbitrable Matter” means any dispute concerning the validity, interpretation or construction of, compliance with, or breach of (other than a breach of Sections 12.1, 12.2, 15.1, 15.2 and 15.3), this Agreement, including any dispute with respect to whether either Party is entitled to terminate this Agreement, in whole or as to any country. For clarity, Arbitrable Matters do not include Litigable Matters.

1.10 “Bankrupt Party” has the meaning set forth in Section 17.4(a).

1.11 “Base Royalty Rate” has the meaning set forth in Section 8.5(b).

1.12 “Biosimilar Product” means in a particular country with respect to a Product that contains a Compound that is a protein or peptide, any pharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to market and sell such product as a pharmaceutical product; (b) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of BMS or any of its Affiliates, licensees or sublicensees with respect to such product; and (c) is approved as a (i) “biosimilar” (in the United States) of such Product, (ii) as a “similar biological medicinal product” (in the EU) with respect to which such Product is the “reference medicinal product” or (iii) if not the US or EU, as the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Product; in each case for use in such country pursuant to an expedited regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law) and where such regulatory approval was based in significant part upon clinical data generated by BMS (or its Affiliate or sublicensee) with respect to such Product.

1.13 “BLA” means a Biological License Application (as defined by the FDA) or its foreign equivalent (or any successor application having substantially the same function).

1.14 “BLA Filing” means the acceptance by the FDA (or MHLW, as applicable) of the filing of a BLA for the applicable Product in the U.S. or Japan.

1.15 “BMS Claims” has the meaning set forth in Section 15.1.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.16 “BMS Damages” has the meaning set forth in Section 15.1.

1.17 “BMS Indemnitees” has the meaning set forth in Section 15.1.

1.18 “BMS Patent” means any Patent that claims a Sole Invention owned by BMS.

1.19 “Budget” has the meaning set forth in Section 3.3(a).

1.20 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are required by Applicable Law to remain closed.

1.21 “Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.

1.22 “Change of Control Transaction” means, with respect to a Party:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of such Party (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors of such Party (the “Outstanding Voting Securities”); provided, however, that for the purposes of this sub-Section (a), the following acquisitions of securities of such Party shall not constitute a Change of Control Transaction of such Party: (x) any acquisition by such Party, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by such Party or any corporation controlled by such Party or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this definition;

(b) the consummation of any acquisition, merger or consolidation involving any Third Party (a “Business Combination Transaction”), unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation which as a result of such transaction owns the then-outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be and (ii) fifty percent (50%) or more of the members of the board of directors of the corporation resulting from such Business Combination Transaction were members of the Board of Directors of such Party at the time of the execution of the initial agreement, or of the action of the Board of Directors of such Party, providing for such Business Combination Transaction; or

(c) a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than the other Party or its Affiliates) in one or more related transactions properties or assets representing all or substantially all of such Party’s business or assets at the time of such sale or transfer.

1.23 “Claim” has the meaning set forth in Section 15.3.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.24 “Clinical Trial” means any human clinical trial of a Product.

1.25 “CMC” means chemistry, manufacturing and controls with respect to Compounds and/or Products, including the chemistry, manufacturing and controls section of Regulatory Materials for the Product.

1.26 “Collaboration Target” means the Initial Collaboration Targets set forth on Exhibit F and any Additional Target or Substitute Target that is selected in accordance with Section 3.3 of this Agreement.

1.27 “Combination Product” means a product that includes at least one additional active ingredient (whether coformulated or copackaged) which is not a Compound. Pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.28 “Commercialize” or “Commercialization” means the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities) for a Product in the Territory. Commercialization shall include commercial activities conducted in preparation for Product launch.

1.29 “Commercialization Wind-Down Period” has the meaning set forth in Section 13.6(c).

1.30 “Compound” means (i) each of the Antibodies and Masks set forth on Schedule 1.30 hereto, (ii) any monospecific Probody discovered by CytomX as of the Effective Date or thereafter during the term of the Agreement (whether or not part of the performance of the Preclinical Development Program), (ii) any monospecific Probody discovered by BMS as part of the performance of the Preclinical Development Program or its exercise of its rights under Section 7.1(d), (iii) any monospecific Probody for which BMS’ manufacture, approved use and/or sale thereof would infringe a Valid Claim of the CytomX Patent Rights or Product Specific Patents but for the exclusive license granted to BMS under this Agreement, in each case that (a) selectively binds to a Collaboration Target, and (b) is intended to exert its primary biological effect through binding to such Collaboration Target, and (iv) any bi-specific Probody directed to two Collaboration Targets which meets the criteria of (i), (ii) or (iii) above.

1.31 “Confidential Information” means, with respect to a Party, and subject to Section 12.1, all non-public Information of such Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form. All Information disclosed by a Party pursuant to the Prior CDA shall be deemed to be the Confidential Information of such Party pursuant to this Agreement (with the mutual understanding and agreement that any use or disclosure thereof that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, such Prior CDA).

1.32 “Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns such material, Information, or intellectual property right, or (b) has a license or right to use to such material, Information, or intellectual property right, in each case (a) or (b) with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.33 “Cover”, “Covered” or “Covering” means, with respect to Product (and/or Compound) and a Patent, that, in absence of a (sub)license under, or ownership of, such Patent, the making, using, offering for sale, selling or importing of such Product (and/or Compound) would infringe such Patent as issued or following its issuance.

1.34 “CytomX Claims” has the meaning set forth in Section 15.2.

1.35 “CytomX Damages” has the meaning set forth in Section 15.2.

1.36 “CytomX Indemnitees” has the meaning set forth in Section 15.2.

1.37 “CytomX Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by CytomX and/or its Affiliate(s) that encompass or relate to Probodies, Compounds and/or Products or that is necessary or reasonably useful for the discovery, Development, manufacture, use and/or Commercialization of Compounds and/or Products. CytomX Know-How includes all chemical, structural, manufacturing process, biological, pharmacological, toxicological, clinical, assay and other methods of screening, structure activity relationship information or other information that relates to Probodies, Compounds or Products (including its composition, formulation, or method of use, manufacture, preparation or administration); provided that, CytomX Know-How shall not include: (a) any Tools, (b) any other Information generated after the end of the applicable Research Term that is not necessary or reasonably useful for the Development, manufacture or Commercialization of Compounds or Products. Information generated after the end of the Research Term shall be considered “reasonably useful” only if such Information relates to a Compound alone or incorporated in a Product (but not including formulation technologies). CytomX Know-How shall exclude rights under any CytomX Patent Rights or Product Specific Patents and CytomX’s interest in any Joint Patents. Subject to and to the extent as provided in Section 12.6, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of CytomX in a Change of Control Transaction.

1.38 “CytomX Manufacturing Technology” means all CytomX Know-How and CytomX Materials that are necessary or reasonably useful for BMS (or its Third Party manufacturer) to manufacture the Compounds and/or Products, including (to the extent applicable and in the possession and Control of CytomX and/or its Affiliate(s)) Information with respect to the production, manufacture, processing, filling, finishing, packaging, inspection, receiving, holding and shipping of Compounds and/or Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control).

1.39 “CytomX Materials” means all tangible materials in the possession and Control of CytomX and/or its Affiliate(s) as of the Effective Date or thereafter during the Research Term that are necessary or reasonably useful for the evaluation, Development and/or manufacture of Compounds and that are provided by CytomX to BMS in accordance with the Preclinical Plan; provided that, CytomX Materials shall not include: (a) any Tools, or (b) any Materials generated after the end of the applicable Research Term that are not necessary for the Development or Commercialization of the Compound or Products. Subject to and to the extent as provided in Section 12.6, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of CytomX in a Change of Control Transaction.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.40 “CytomX Patent Rights” means all Patents that are Controlled as of the Effective Date or thereafter during the Term by CytomX and/or its Affiliate(s) and that Cover any Compound and/or Product (including in each case its composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration) or that would be necessary or reasonably useful for the discovery, Development, manufacture, use and/or Commercialization of Compounds and/or Products in the Field in the Territory including CytomX’s interest in Joint Patents; provided that CytomX Patent Rights shall not include: (a) Product Specific Patents, (b) any Tools or (c) any other Patents generated after the end of the applicable Research Term that are not necessary or reasonably useful for the Development, manufacture or Commercialization of the Compound or Products. Patents filed after the end of the Research Term shall be considered “reasonably useful” only if such Patents relate to a Compound alone or as incorporated in a Product (but not including formulation technologies). For clarity, subject to and to the extent as provided in Section 12.6, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of CytomX in a Change of Control Transaction. As of the Execution Date, the CytomX Patent Rights consist of the Patents listed in Exhibit B.

1.41 “CytomX Technology” means the CytomX Patent Rights, CytomX Know-How and CytomX Materials.

1.42 “Develop” or “Development” means all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of a Product and to supporting appropriate usage for such Product, for one or more indications in the Field. This includes: (i) preclinical/nonclinical research and testing, toxicology, and Clinical Trials; and (ii) preparation, submission, review, and development of data or information and Regulatory Materials for the purpose of submission to a governmental authority to obtain, maintain and/or expand Regulatory Approval of a Product (including contacts with Regulatory Authorities).

1.43 “Diligent Efforts” means, with respect to BMS’ obligations under this Agreement to Develop or Commercialize a Compound or Product, the carrying out of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices devoted by BMS for the research, development, manufacture or commercialization of a pharmaceutical product owned by it (or to which it has exclusive rights) that BMS is actively Developing or Commercializing at a similar stage of development or commercialization, and of similar market potential, and profit potential, based on conditions then prevailing. Such efforts may take into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, pricing/reimbursement for the product in a country relative to other markets, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors, provided that Diligent Efforts with respect to a Product requires that BMS: (a) set, and seek to achieve, specific objectives for carrying out its Development and Commercialization efforts, and (b) make and implement decisions and allocate appropriate resources for achieving such objectives. “Diligent Efforts” means, with respect to CytomX’s obligations under this Agreement, the carrying out of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices normally devoted by a biotechnology company, subject to and in accordance with the terms and conditions of this Agreement.

1.44 “Disclosing Party” has the meaning set forth in Section 12.1.

1.45 “Dollar” or “$” means the lawful currency of the United States.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.46 “ECN” or “Early Candidate Nomination” means a Compound or Product that has been approved by BMS, in its sole discretion and pursuant to its internal governance procedures, to transition from a lead compound in a research program to exploratory development. For such a transition to be considered, the relevant scientific submissions for such Compound or Product shall generally include: (a) evidence of efficacy in multiple in vivo models; (b) evidence that toxicity is defined and is anticipated to be manageable; (c) typically, dosing the compound in [***] to establish dose limiting toxicity and a preliminary therapeutic index (d) assessment of cardiovascular risk by telemetry study in [***] to determine potential liabilities of the compound (e) the identification of potential biomarkers to assess target engagement, efficacy and toxicity; and (f) acceptable absorption, distribution, metabolism, and excretion (“ADME”) and pharmaceutics properties, including projected human dose, proposed route and frequency of administration. Typically, the Compound or Product form shall also be identified and deemed suitable for formulation.

1.47 “Effective Date” has the meaning set forth in Section 17.2.

1.48 “Execution Date” means the date specified in the initial paragraph of this Agreement.

1.49 “EMA” means the European Medicines Agency and any successor agency thereto.

1.50 “Europe” means the countries comprising the European Union as it may be constituted from time to time, together with those additional countries comprising the European Economic Area (as of the Execution Date, Iceland, Liechtenstein and Norway) as it may be constituted from time to time and Switzerland.

1.51 “EU” or “European Union” means the European Union, as its membership may be constituted from time to time, and any successor thereto, and which, as of the Execution Date, consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.52 “Excluded Target” has the meaning set forth in Section 3.3(d).

1.53 “Executive Officer” means, in the case of BMS, any senior executive who reports directly to the Chief Scientific Officer of BMS or his or her designee, and in the case of CytomX, CytomX’s Chief Executive Officer.

1.54 “Existing License Agreements” means the in-license agreements between CytomX and a Third Party set forth on Exhibit A.

1.55 “Existing Third Party Licensor” means a Third Party that is a party to an Existing License Agreement.

1.56 “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with either Party or its Affiliates who, with respect to a dispute concerning a financial, commercial, scientific or regulatory matter possesses appropriate expertise to resolve such dispute. The Expert (or any of the Expert’s former employers) shall not be or have been at any time an Affiliate, employee, consultant (during the previous five (5) years), officer or director of either Party or any of its Affiliates.

1.57 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.58 “FD&C Act” or “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.59 “Field” means all indications and uses, including all human disease indications and therapeutic uses.

1.60 “First Commercial Sale” means, with respect to a Product and country, the first sale to a Third Party of such Product in such country after Regulatory Approval (including any required pricing and reimbursement approvals) has been obtained in such country (or with respect to the EU, in at least 3 of the following countries: France, Germany, Italy, Spain and the United Kingdom).

1.61 “FTE” means the equivalent of the work of one appropriately qualified individual working on a full-time basis in performing work in support of the Preclinical Development Program for a twelve (12) month period (consisting of at least a total of one thousand eight hundred forty (1,840) hours per year of dedicated effort). No additional payment shall be made with respect to any person who works more than 1840 hours per year, and any person who devotes less than 1840 hours per year shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on the Preclinical Development Program, divided by 1840. FTE efforts shall not include the work of general corporate or administrative personnel.

1.62 “FTE Rate” means the yearly rate at which BMS will fund CytomX FTEs during the Research Term, which rate is specified in Section 3.4(a) for the first five (5) years after the Effective Date, and which rate shall be increased annually thereafter by two percent (2%).

1.63 “GAAP” means generally accepted accounting principles in the U.S. consistently applied.

1.64 “cGMP” or “GMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, MHLW regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

1.65 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.66 “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.67 “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.68 “IND Filing” means the acceptance by the FDA of the filing of an IND for the applicable Compound in the U.S.

1.69 “Indemnified Party” has the meaning set forth in Section 15.3.

1.70 “Indemnifying Party” has the meaning set forth in Section 15.3.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.71 “Indication” has the meaning set forth in Section 8.3(c).

1.72 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.73 “Infringement” has the meaning set forth in Section 9.5(a).

1.74 “Infringement Action” has the meaning set forth in Section 9.5(b).

1.75 “Initial Collaboration Targets” has the meaning set forth in Section 3.3(c)(i).

1.76 “Insolvency Event” has the meaning set forth in Section 13.5.

1.77 “Joint Invention” has the meaning set forth in Section 9.1.

1.78 “Joint Patent” means a Patent that claims a Joint Invention.

1.79 “Joint Research Committee” or “JRC” means the committee formed by the Parties as described in Section 2.1(a).

1.80 “Litigable Matter” means any dispute between the Parties concerning the validity, scope, enforceability, inventorship, or ownership of intellectual property rights, or any breach or alleged breach by a Party of any of Sections 12.1, 12.2, 15.1, 15.2 and 15.3 by a Party.

1.81 “MAA” or “Marketing Authorization Application” means an application for Regulatory Approval for a Product in a country or region of the Territory.

1.82 “MAA Filing” means validation by the EMA of the filing of a Marketing Authorization Application for the applicable Product under the centralized EMA filing procedure, as demonstrated by the start of the procedure under the timetable adopted by the Committee for Medicinal Products for Human Use (CHMP). If the centralized EMA filing procedure is not used, MAA Filing will be achieved upon the first filing of an MAA for the applicable Product in any of the Major European Countries.

1.83 “Major European Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.84 “Major Market” means the United States, the Major European Countries and Japan.

1.85 “Manufacturing Technology Documentation” has the meaning set forth in Section 6.2.

1.86 “Mask” means a peptide linked to an Antibody, wherein the peptide inhibits the specific binding of the Antibody to its target.

1.87 “MHLW” means the Japanese Ministry of Health, Labour and Welfare, and any successor agency thereto.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.88 “Net Sales” means the gross amount invoiced in arms-length transactions by a Related Party(ies) from or on account of the sale of Products to a non-Related Party (net of any inventory management fees or similar fees based on or reasonably allocable to the sale of Products), less the sum of the following:

(a) credits or allowances, if any are actually allowed, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt;

(b) import taxes, export taxes, excise taxes (including fees due under the United States Patient Protection and Affordable Care Act of 2010), sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind), to the extent not reimbursed by a non-Related Party;

(c) freight insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Product to such non-Related Parties, to the extent not reimbursed by a non-Related Party;

(d) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any non-Related Party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and MCOs (and other similar entities and institutions));

(e) rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted to non-Related Parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and MCOs (and other similar entities and institutions)) which effectively reduce the selling price or gross sales of the Product;

(f) in the case where a mechanical drug delivery device is sold with or for use with Product, either (i) in the case where a Product is sold with the drug delivery device (i.e., not separately), 150% of the manufacturing cost for such drug delivery device sold with such Product or (ii) if such drug delivery device is sold separately from the Product by a Related Party, the gross invoice price of such drug delivery device; and

(g) in the case where a mechanical drug delivery device is sold with or for use with Product, the royalties actually paid to Third Parties in connection with such sale of such drug delivery device with or for use with such Product (including royalties payable on sales of Product).

No deduction shall be made for any item of cost incurred by any Related Party in Developing or Commercializing Products except as permitted pursuant to clauses (a) to (f) of the foregoing sentence; provided that, Products transferred to non-Related Parties in connection with Clinical Trials and non-clinical research and trials, Product samples, compassionate sales or use, or an indigent program or similar bona fide arrangements in which a Related Party agrees to forego a normal profit margin for good faith business reasons shall give rise to Net Sales only to the extent that any Related Party invoices or receives amounts therefor.

Product shall be considered “sold” when invoiced. Such amounts shall be determined from the books and records of the Related Party.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least Quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party. To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Product to a non-Related Party, Net Sales shall include the fair market value of such additional consideration for such sale or disposition of Products. For clarity, (i) Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, (ii) sales to a Third Party distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a Sublicensee; and (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Product.

Net Sales of any Combination Product for the purpose of calculating milestones or royalties due under this Agreement shall be determined on a country-by-country basis for a given accounting period as follows: first, the Related Party(ies) shall determine the actual Net Sales of such Combination Product (using the above provisions), and then: such Net Sales amount for the Combination Product shall be multiplied by the fraction A/(A+B), where A is the net selling price in such country of a Product containing only the applicable Compound, if sold separately for the same dosage as contained in the Combination Product, and B is the net selling price in such country of any other active ingredients in the combination if sold separately for the same dosage as contained in the Combination Product. All net selling prices of the elements of such end-user product or service shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either such above-designated Product (containing only the applicable Compound and no other active ingredients) or any one or more of the active ingredients included in such Product are made during the accounting period in which the sale was made or if net selling price for an active ingredient cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution of each active ingredient in the combination, and relative value to the end user of each active ingredient.

1.89 “Patent” means (a) all patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.

1.90 “Patent Challenge” has the meaning set forth in Section 9.10.

1.91 “Patent Contact” has the meaning set forth in Section 9.12.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.92 “Patent Prosecution Costs” means the direct out-of-pocket costs (including the reasonable fees and expenses incurred to outside counsel and other Third Parties, including filing, prosecution and maintenance fees incurred to Governmental Authorities) recorded as an expense by a Party or any of its Affiliates (in accordance with GAAP and its customary accounting practices) after the Effective Date and during the Term and pursuant to this Agreement, in connection with the preparation, filing, prosecution, maintenance and extension of Patents, including costs of Patent interference, appeal, opposition, reissue, reexamination, revocation, petitions or other administrative proceedings with respect to Patents and filing and registration fees.

1.93 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.94 “Phase 1 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of normal volunteers and/or patients that is designed to establish that such Product is safe for its intended use and to support its continued testing in Phase 2 Clinical Trials. For purposes of this Agreement, ‘initiation’ of a Phase 1 Clinical Trial for a Product means the first dosing of such Product in a human subject in a Phase 1 Clinical Trial.

1.95 “Phase 2 Clinical Trial” means a Clinical Trial of a Product, including a separate Clinical Trial or the second part of a fused “Phase 1/2” trial, where either such separate Clinical Trial or second part of such fused “Phase 1/2” trial utilizes the pharmacokinetic and pharmacodynamic information obtained from one or more previously conducted Phase 1 Clinical Trial(s) that is designed to provide a preliminary determination of efficacy or an appropriate dose of such Product in the target patient population. For purposes of this Agreement, ‘initiation’ of a Phase 2 Clinical Trial for a Product means the first dosing of such Product in a human subject in a Phase 2 Clinical Trial.

1.96 “Phase 3 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of patients that is designed to establish that such Product is efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product. A Phase III trial shall include a trial intended as a registration trial that will form the basis for obtaining Regulatory Approval, whether or not such Clinical Trial is designated as a Phase III trial. For purposes of this Agreement, ‘initiation’ of a Phase 3 Clinical Trial for a Product means the first dosing of such Product in a human subject in a Phase 3 Clinical Trial.

1.97 “Preclinical Plan” has the meaning set forth in Section 3.3(a).

1.98 “Preclinical Development Program” has the meaning set forth in Section 3.1.

1.99 “Preclinical Development Program Costs” has the meaning set forth in Section 3.4(c).

1.100 “Prior CDA” means the Confidentiality Agreement entered into by BMS and CytomX effective as of July 1, 2011 (as amended).

1.101 “Probody” means a recombinant Antibody linked with a Substrate and a Mask.

1.102 “Product” means any pharmaceutical product containing a Compound (alone or with other active ingredients), in all forms, presentations, formulations, methods of administration and dosage forms.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.103 “Product Specific Patent” means any Patent (including all claims and the entire scope of claims therein) Controlled as of the Effective Date or thereafter during the Term by CytomX (or any CytomX Affiliate) (including CytomX’s interest in any Joint Patents) that specifically Covers the composition, formulation, or method of use of any Compound and/or Product, but does not cover any other subject matter, such as Probodies against targets other than Collaboration Targets. Notwithstanding the foregoing, none of the Patents identified as CYTX-06 and CYTX-09 are Product Specific Patents. As of the Execution Date, the Product Specific Patents consist of the Patents listed in Exhibit C.

1.104 “Prosecute” or “Prosecution” has the meaning set forth in Section 9.2(a).

1.105 “Prosecuting Party” has the meaning set forth in Section 9.4(c).

1.106 “Publication” has the meaning set forth in Section 12.4.

1.107 “Receiving Party” has the meaning set forth in Section 12.1.

1.108 “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, but which shall exclude any pricing and reimbursement approvals.

1.109 “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required for such country, extra-national territory, province, state, or other or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including the FDA, the EMA, the European Commission and the MHLW, and in each case including any successor thereto.

1.110 “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture or Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and NDAs.

1.111 “Related Party” shall mean BMS and its Affiliates and their respective Sublicensees (and such Sublicensees’ Affiliates) of one or more Products. For clarity, Related Party shall not include any distributors, wholesalers or the like unless such entity is an Affiliate of BMS.

1.112 “Research Term” has the meaning set forth in Section 3.2.

1.113 “Research Year” means each twelve (12) month period during the Research Term, with the first Research Year beginning on the Effective Date.

1.114 “Reserved Target” has the meaning set forth in Section 3.3(d).

1.115 “Royalty Term” has the meaning set forth in Section 8.5(f).

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.116 “Safety Reason” means it is BMS’ or any of its Affiliates’ or Sublicensees’ reasonable belief that based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of further Development and/or Commercialization of such Compound or Product is so unfavorable as to be incompatible with the welfare of patients.

1.117 “SEC” means the U.S. Securities and Exchange Commission.

1.118 “Sole Inventions” has the meaning set forth in Section 9.1.

1.119 “Sublicensee” means any Third Party granted a sublicense under Section 7.2 hereof to the rights licensed to BMS hereunder, but shall not include any wholesaler or distributor that does not market or promote such Product.

1.120 “Substitute Target” has the meaning set forth in Section 3.3(c)(ii).

1.121 “Substrate” means a peptide linked to an Antibody and to a Mask, wherein such peptide when cleaved enables the Antibody to specifically bind to a target.

1.122 “Target” means: (i) a protein and any fragments thereof (that preserve the utility of the full length protein as a target), encoded by a gene sequence or identified in GenBank by an accession number, including any isoforms, mutants, and polymorphisms thereof, or (ii) a distinct non-protein biomolecule (e.g., a lipid-bound carbohydrate), as such biomolecule is identified in GenBank by an accession number or similar structural information that identifies such biomolecule, or (iii) upon mutual agreement of the Parties (not to be unreasonably withheld), after good faith discussion at the JRC, any other distinct biomolecule (e.g., a protein-bound carbohydrate), in each case that is capable of being bound by an Antibody

1.123 “Target Reviewer” has the meaning set forth in Section 3.3(d).

1.124 “Term” has the meaning set forth in Section 13.1.

1.125 “Termination Notice” has the meaning set forth in Section 13.3(a).

1.126 “Territory” means all countries of the world.

1.127 “Third Party” means any Person other than CytomX or BMS or an Affiliate of either of CytomX or BMS.

1.128 “Third Party Costs” means the out-of-pocket costs and expenses incurred or accrued by CytomX with respect to payments made by CytomX to Third Parties in conducting the activities assigned to CytomX or its Affiliates (or such Third Party) pursuant to the then-current Preclinical Plan, and in accordance with the Budget for such Third Party Costs as agreed to by the JRC and set forth in the Preclinical Plan. Third Party Costs may include, for example, raw materials for manufacturing gram quantities of Compound, Third Party manufacturing of Compounds, Preclinical Development Program-specific animals or studies performed by outside (sub)contractors, but shall not include routine laboratory supplies, reagents or media.

1.129 “Tools” means any Patents, Know-How or other intellectual property right covering methods, processes, materials and tools to the extent generally applicable to the discovery of Masks, or Substrates, or their use in Probodies (but not specifically directed to the Compounds or Products), or assays of the activity relating to such discovery, including the cleavage of Substrates, thereof. As of the Execution Date, the Patents among the Tools consist of the Patents listed in Exhibit D.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

1.130 “U.S.” means the United States of America and its territories, districts and possessions.

1.131 “Valid Claim” means either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided however, that Valid Claim shall exclude any such pending claim in an application that has not been granted within seven (7) years following the earliest priority filing date for such application (unless and until such claim is granted).

2. GOVERNANCE

2.1 Joint Research Committee.

(a) Establishment of JRC. Promptly after the Effective Date and no later than the date which is thirty (30) days subsequent to the Effective Date, the Parties will establish a joint research committee with the roles set forth in Section 2.1(c) (the “Joint Research Committee” or “JRC”). Each Party will initially appoint three (3) representatives to the JRC. The JRC may change its size from time to time by mutual consent of its members, provided that the JRC will consist at all times of an equal number of representatives of each of CytomX and BMS. The JRC membership and procedures are further described in this Section 2.1. Each Party may at any time appoint different JRC representatives by written notice to the other Party.

(b) Membership of JRC. Each of CytomX and BMS will designate representatives with appropriate expertise to serve as members of the JRC. Each of CytomX and BMS will select from their representatives a co-chairperson for the JRC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JRC, with assistance and guidance from the Alliance Managers, will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting, provided that the co-chairpersons will call a meeting of the JRC promptly upon the reasonable written request of either co-chairperson to convene such a meeting.

(c) Role of JRC. The JRC will be responsible for (i) the overall management of the Preclinical Development Program, and for approving changes and updates to the Preclinical Plan, (ii) the monitoring, reviewing and recording of the progress of the Preclinical Development Program, (iii) setting, and monitoring the spending against the Budget for Preclinical Development Program Costs, as set forth in the Preclinical Plan, and (iv) facilitating the prosecution of the Product Specific Patents in accordance with Article 9 below. As needed, the JRC shall establish subcommittees and working groups that will report to the JRC to further the objectives of the Preclinical Development Program.

(d) Decisions. Decisions of the JRC shall be by consensus, provided that if the JRC is unable to reach consensus with respect to any such decision, BMS shall have the final decision-making authority after escalation to Executive Officers in accordance with Section 16.1; provided further that BMS may not use its final decision-making authority to (i) require CytomX to violate any Applicable Law or any agreement it may have with any Third Party, (ii) amend the terms and conditions of this Agreement, (iii) make

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

any changes in the number of BMS-funded CytomX FTEs except in accordance with Section 3.4, (iv) require CytomX to incur any additional out-of-pocket costs (other than routine laboratory supplies) in the conduct of the Preclinical Development Program beyond the Third Party Costs specified in the Budget for the Preclinical Plan, or (v) require CytomX to conduct any activities outside the scope of the discovery, research, manufacture and/or pre-clinical development of Compounds.

(e) JRC Meetings. The JRC will hold meetings at such times and places as the co-chairpersons may determine. The JRC will meet at least once every calendar quarter during the Research Term and the JRC will meet semi-annually thereafter until discontinuation of the JRC in accordance with section 2.2 below. The meetings of the JRC need not be in person and may be by telephone or any other method determined by the JRC. Each Party will bear its own costs associated with attending such meetings.

2.2 Discontinuation of JRC. With respect to each Collaboration Target, the JRC shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the JRC, or (b) at any time subsequent to the commencement of a Clinical Trial with respect to a Product directed towards such Collaboration Target upon thirty (30) days prior written notice by either Party. Thereafter the JRC shall have no further roles or responsibilities under this Agreement with respect to such Collaboration Target, and the JRC shall be replaced by designees of each Party (who may be the Alliance Manager) that shall serve as a forum for the Parties for the purposes of the exchange of information and to update CytomX on the progress of the Development and Commercialization of Products, including material regulatory developments that are related to such Products being Probodies. Upon reasonable request by CytomX, but not more often than two times per year, the Parties shall meet to discuss such ongoing development and commercialization efforts by BMS, so that CytomX remains reasonably informed as to the status, progress and plans for the Compounds and Products hereunder.

2.3 Limitations on Authority of the JRC. The JRC will have solely the roles and responsibilities assigned to it in this Article 2. The JRC will have no authority to amend, modify or waive compliance with this Agreement. For avoidance of doubt, the JRC will have no authority to amend, modify or limit BMS’ final decision-making authority with respect to the Development and Commercialization of Compound and Product as set forth in this Agreement. The JRC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement.

2.4 Alliance Managers. Each of the Parties will appoint one representative who possesses a general understanding of Development issues to act as its alliance manager (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties. The Alliance Managers will attend all meetings of the JRC and support the co-chairpersons of the JRC in the discharge of their responsibilities. An Alliance Manager may bring any matter to the attention of the JRC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JRC. Each Alliance Manager also will:

(a) provide a single point of communication both internally within the Parties’ respective organizations and between the Parties, including during such time as the JRC is no longer constituted;

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

(b) plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications;

(c) take responsibility for ensuring that JRC activities, such as the conduct of required JRC meetings, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed, and

(d) be the point of first referral in all matters of conflict resolution.

2.5 Accounting and Financial Reporting. The Parties will each appoint one (1) representative with expertise in the areas of accounting, cost allocation, budgeting and financial reporting (each, a “Financial Representative”) no later than forty-five (45) days after the Effective Date. Such Financial Representative shall work under the direction of the JRC and directly with the Alliance Manager during the Research Term and shall provide services to and consult with the JRC thereafter, in order to address the financial, budgetary and accounting issues that arise in connection with the Preclinical Plan or Preclinical Development Program Costs. Each Financial Representative may be replaced at any time by the represented Party by providing notice thereof to the other Party. The Financial Representatives will meet as they or the JRC may agree is appropriate.

3. RESEARCH PROGRAM

3.1 Preclinical Development Program. During the Research Term, the Parties will collaborate in carrying out a research program to discover and preclinically Develop Compounds suitable for further clinical Development for human therapeutic uses (the “Preclinical Development Program”). The Preclinical Development Program will be carried out in accordance with the Preclinical Plan. The Preclinical Development Program will focus on discovery and preclinical work for Compounds. The Preclinical Development Program will also include activities directed toward the discovery and preclinical Development of Compounds that are backups or alternatives. The objective of the Preclinical Development Program will be to identify one or more Compounds for BMS to advance into human Clinical Trials and ultimately Commercialize as Product(s).

The Preclinical Development Program will be conducted by each Party in good scientific manner, and in compliance with all applicable good laboratory practices, and applicable legal requirements, to attempt to achieve efficiently and expeditiously the objectives of the Preclinical Development Program. Each Party will comply with all Applicable Laws in the performance of work under this Agreement. Each Party shall use reasonable efforts to ensure that its Affiliates and Third Party contractors (as applicable) perform any activities under the Preclinical Development Program in good scientific manner and in compliance in all material respects with the requirements of Applicable Law.

Each Party will maintain laboratories, offices and all other facilities at its own expense and risk necessary to carry out its responsibilities under the Preclinical Development Program pursuant to the Preclinical Plan. Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of the Preclinical Development Program. BMS and CytomX will cooperate with each other in carrying out the Preclinical Development Program.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

3.2 Research Term.

(a) The Preclinical Development Program with respect to each Collaboration Target will be carried out during the two (2) year period following (x) the Effective Date, with respect to the Initial Collaboration Targets, and (y) the date of designation of a Substitute Target or an Additional Target, with respect to any such Substitute Target or Additional Target, unless (in each case) this Agreement is terminated in accordance with Article 13 (such period, as may be extended pursuant to this Section 3.2, being the “Research Term”). BMS shall have the option to extend the Research Term with respect to any Collaboration Target for up to three (3) additional one (1) year periods on a year-by-year basis after (x) the initial two (2) year period with respect to such Collaboration Target. In order to exercise its option to extend the Research Term with respect to a given Collaboration Target, BMS must provide CytomX a written notice exercising BMS’ option to extend the applicable Research Term at least ninety (90) days prior to the scheduled expiration of the applicable Research Term (i.e., the applicable anniversary of the Effective Date, with respect to the Initial Collaboration Targets, or the date of designation of a Substitute Target or an Additional Target, with respect to any such Substitute Target or Additional Target). If BMS does not provide such written notice, the Research Term will end when scheduled (i.e., on the applicable anniversary of the Effective Date, with respect to the Initial Collaboration Targets, and the date of designation of a Substitute Target or an Additional Target, with respect to any such Substitute Target or Additional Target).

(b) For each extension of the Research Term, subject to Section 3.4, the JRC will prepare, and approve in accordance with Section 2.1, an update to the Preclinical Plan which will include an updated Budget for the BMS-funded CytomX FTEs to perform the work required under such Preclinical Plan and any projected Third Party Costs.

3.3 Preclinical Plan.

(a) The Preclinical Development Program will be carried out in accordance with a written research plan (the “Preclinical Plan”). The purpose of the Preclinical Plan is to detail the responsibilities and activities of CytomX and BMS with respect to carrying out the Preclinical Development Program. The Preclinical Plan will include a description of the specific activities to be performed by CytomX in support of the Preclinical Development Program, the number of qualified CytomX FTEs to perform the activities in support of the Preclinical Development Program, projected timelines for completion of such activities and, as applicable, provisions for the supply of Compound by CytomX to BMS. The Preclinical Plan will also include a budget for the BMS-funded CytomX FTEs (based on the number of BMS-funded CytomX FTEs and the FTE Rate) and any projected Third Party Costs, with such budget to be update periodically by the JRC (the “Budget”), with such Budget to be updated in advance for each calendar quarter by the JRC, subject to this Section 3.3 and Section 3.4. As part of this calendar quarter update to the Budget, the JRC shall specify in writing for the coming calendar quarter period the number of CytomX FTEs assigned to the Preclinical Development Program (in accordance with Section 3.4), a summary of their activities, a listing of the CytomX scientists comprising such FTEs and their percentage of time devoted to working on the Preclinical Development Program. If BMS has concerns regarding any specific scientist assigned to the Preclinical Development Program, such concerns shall be communicated to the JRC for its consideration.

In accordance with the Preclinical Plan, CytomX will develop and optimize Masks, Substrates and Compounds, and will deliver such Masks, Substrates and Compounds to BMS. Such Masks, Substrates and Compounds may be further modified by BMS, provided no substantive changes shall be made to the Mask or Substrate of such Compound. Examples of permitted modifications to Mask or Substrate include modifications in the course of optimizing a Compound or a Product, provided that BMS may make any changes to the Antibody portion of the Compound or Product.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

The initial Preclinical Plan that has been agreed to by the Parties as of the Execution Date is attached as Exhibit E.

(b) Changes to the Preclinical Plan. The Preclinical Plan will be reviewed by the JRC at least on a yearly basis (except the Budget, which will be reviewed and updated on a calendar quarter basis in accordance with Section 3.3(a)) and may be updated and amended from time to time, as the JRC determines, provided that if the JRC cannot reach consensus, BMS shall have final decision making authority subject to Section 2.1(d).

(c) Collaboration Targets.

(i) Initial Collaboration Targets. Exhibit F identifies the Collaboration Targets identified as of the Execution Date (the “Initial Collaboration Targets”).

(ii) Reserved Targets. Exhibit G identifies the Reserved Targets (as further described in Section 3.3(d) below.

(iii) Additional Target Option. BMS shall have the right to add up to two (2) additional Targets to the collaboration (each such target, an “Additional Target”), subject to payment of the Additional Target Payment, and further subject to the Excluded Target Process set forth in Section 3.3(c) (the “Additional Target Option”). Any such Additional Target must be selected by BMS prior to the fifth (5th) anniversary of the Effective Date by notice to CytomX. For clarity, BMS may designate an Additional Target that is directed to any indication within the field of oncology (including immuno-oncology), including a Target intended for a Probody-drug conjugate program.

(iv) Substitute Targets. BMS shall have the right to substitute and replace each Initial Collaboration Target with a new Target (such new target, a “Substitute Target”), subject to the Excluded Target Process set forth in Section 3.3(c). Any such replacement of an Initial Collaboration Target must (x) occur prior to the commencement of a Clinical Trial of a Compound relating to such Initial Collaboration Target and in no case later than three (3) years after the Effective Date, and (y) be based on technical/scientific information relating to such Initial Collaboration Target (or a Compound relating to such Initial Collaboration Target), based upon which BMS reasonably determines that identification of a Compound(s) directed to such Initial Collaboration Target that would be suitable for clinical development will not be feasible. In the case where BMS desires to replace an Initial Collaboration Target with a proposed Substitute Target, BMS shall inform CytomX, through the JRC, of BMS’ basis (and providing technical/scientific supporting information) for wanting to replace such Initial Collaboration Target. For clarity, BMS may designate a Substitute Target that is directed to any indication within the field of oncology (including immuno-oncology), including a Target intended for a Probody-drug conjugate program.

(v) Update to Preclinical Plan; Reversion of Rights. In the case of any such designation of an Additional Target or a replacement of an Initial Collaboration Target with a Substitute Target, in advance of work being initiated by the Parties with respect to such Additional Target or Substitute Target, the JRC shall update the Preclinical Plan and Budget to include work on such Additional Target or Substitute Target, with the Preclinical Plan expected to be similar in scope and FTE effort as specified for each of the initial projects under the initial Preclinical Plan, it being understood that the Preclinical Development Program may be extended with respect to the Substitute Target or Additional Target. Each Party shall use reasonable best efforts to ensure that the JRC meets as promptly as reasonably practicable (and no later than within 45 Business Days) upon designation of an Additional Target or a replacement of an

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Initial Collaboration Target with a Substitute Target in order to develop and approve an updated Preclinical Plan and Budget with respect to such Additional Target or Substitute Target. Upon replacement of an Initial Collaboration Target with a Substitute Target, following the procedure set forth above, the previously designated Initial Collaboration Target shall no longer be considered a Collaboration Target, and all rights to the CytomX Technology related to such Initial Collaboration Target shall revert to CytomX in accordance with Section 13.6.

(d) Excluded Target Process. The following procedure shall be followed for the selection of an Additional Target or the replacement of an Initial Collaboration Target with a Substitute Target. Upon notice by BMS to CytomX of its desire to designate a Target as an Additional Target or a Substitute Target, CytomX shall provide an independent reviewer (mutually agreed to by BMS and CytomX) (the “Target Reviewer”) with a list of all targets where CytomX has: (1) licensed exclusive rights to a third party with respect to such target, or is otherwise contractually restricted from including such target, (2) entered into (and has maintained ongoing) discussions with a third party with respect to a license or collaboration regarding potential products intended for use against such target, with such discussions being evidenced by written correspondence relating to proposed terms (“Ongoing Bona Fide Discussions”), (3) an active bona fide internal research or development program, with respect to the research, development and commercialization of Probodies directed towards such target under which program CytomX has identified a functional Antibody directed toward such target (as part of development of Probodies directed to such target), or (4) the three (3) targets listed on Exhibit G hereto (“Reserved Targets”) for the period of twelve (12) months after the Effective Date (and thereafter only if included under (a)-(c) above), (any such target, an “Excluded Target”, and such list, the “Excluded Target List”), and CytomX shall notify BMS that the Excluded Target List has been provided to the Target Reviewer. Upon receipt of such notice BMS shall provide to the Target Reviewer the new Target that BMS proposes to become an Additional Target or a Substitute Target, including the GenBank accession number (or other identifying information) for such Target. The Target Reviewer would notify BMS, within five (5) business days if the Target proposed by BMS as an Additional Target or as a Substitute Target is an Excluded Target (but not the reason such Target is an Excluded Target). In each circumstance where BMS notifies CytomX of its desire to designate a Target as the subject of a Substitute Target or Additional Target, CytomX shall provide the target Reviewer with an updated Excluded Target List prior to BMS proposing such new Target to the Target Reviewer. Accordingly, CytomX shall inform the Target Reviewer (A) of any new targets that have become subject to third party obligations, terms discussions or part of an active bona fide internal development program of CytomX, as provided above; (B) the expiration of the twelve month period referenced in clause (d) above (or unilateral termination by CytomX) of such period with respect to any Reserved Target) and any Reserved Targets that are no longer reserved by virtue of such clause (4); and (C) any new targets that have become available due to the termination of a collaboration (or Ongoing Bona Fide Discussions with a third party) or termination of any internal development program of CytomX. Any proposed Target that is not an Excluded Target (under the procedure set forth above) would be deemed selected by BMS as the Additional Target or Substitute Target.

3.4 Research Staffing and Funding.

(a) Funded CytomX FTEs; FTE Rate. Subject to Section 3.4(b), BMS will fund at the FTE Rate, and CytomX will provide the number of CytomX FTEs per Research Year during the Research Term to perform activities in support of the Preclinical Development Program, in accordance with the then-current Preclinical Plan, and in accordance with this Section 3.4. Throughout the Research Term, CytomX shall assign no less than the number of qualified CytomX FTEs in accordance with this Section 3.4 to perform the work set forth in the then-applicable Preclinical Plan, which currently contemplates [***]

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

FTEs in the first year of the Research Term and [***] FTEs in the second year of the Research Term. The professional skills and expertise levels of such FTEs shall be appropriate to the scientific objectives of the Preclinical Development Program. The FTE Rate during the Research Term shall be [***] per FTE per year. For the avoidance of doubt, nothing in this Agreement herein shall be considered to establish an employment relationship between BMS and the CytomX FTEs funded by BMS pursuant to this Agreement.

(b) Changes to the Number of Funded FTEs. If the activities contemplated by the Preclinical Plan at any time during the Research Term do not justify the number of CytomX FTEs allocated to the Preclinical Development Program, the Parties will work in good faith to mutually agree to modify the scope of the Preclinical Plan or adjust the number of BMS-funded CytomX FTEs. The number of CytomX FTEs to be funded by BMS and provided by CytomX in support of the conduct of the Preclinical Development Program may be increased or decreased by the JRC in accordance with changes in the Preclinical Development Program and Preclinical Plan and shall be specified for each calendar quarter in the Budget as set forth in Section 3.3(a), provided that the number of CytomX FTEs to be provided by CytomX would not be decreased below [***] FTEs or increased to exceed [***] FTEs during the Research Term without CytomX’ written consent. Any changes to the Preclinical Plan and assignment and allocation of work to be performed by the BMS-funded CytomX FTEs shall require the approval of the JRC, provided that if the JRC is unable to reach consensus, BMS shall have final decision making authority, subject to the following: (i) BMS’ decision making shall be subject to Section 2.1(d), (ii) the number of CytomX FTEs to be provided by CytomX shall not be decreased to below [***] FTEs or increased to exceed [***] FTEs without CytomX’ prior written consent.

(c) FTE Funding; Preclinical Development Program Costs. CytomX will bear its own costs, including costs related to routine laboratory supplies and applicable overhead costs, in performing its obligations under the Preclinical Development Program, provided that, subject to the terms and conditions of this Agreement (including this Section 3.4(c)), BMS will make a payment to CytomX for the BMS-funded CytomX FTEs and Third Party Costs specified in the Budget, as may be amended in accordance with Section 3.3 and this Section 3.4 (such FTE payment and Third Party Costs being the “Preclinical Development Program Costs”).

The number of BMS-funded CytomX FTEs shall be established in accordance with Section 3.4(a) and (b), and BMS shall fund such CytomX FTEs at the FTE Rate in accordance with the Budget. Such FTE payment obligation of BMS will be subject to CytomX providing such qualified CytomX FTEs. CytomX shall send BMS (to BMS’ Financial Representative or otherwise as specified in writing by BMS) an invoice for the BMS-funded CytomX FTEs for a given calendar quarter within forty-five (45) days following the end of such calendar quarter. Subject to this Section 3.4(c), such invoice for such BMS-funded CytomX FTEs reimbursable by BMS shall be payable within sixty (60) days after BMS receives such invoice.

CytomX shall invoice BMS for the Third Party Costs approved in writing by JRC within the Budget and incurred by CytomX for a given calendar quarter within forty-five (45) days following the end of such calendar quarter (such invoice to be sent to BMS’ Financial Representative or otherwise as specified in writing by BMS). Such invoice for such Third Party Costs reimbursable by BMS shall be payable within sixty (60) days after BMS receives such invoice. For clarity, all Third Party Costs that would be reimbursable under this Agreement must be approved by JRC in writing.

3.5 Responsibility for Expenses for Conduct of Preclinical Development Program. Except as set forth in Section 3.4 or as may be otherwise specifically agreed to in writing by CytomX and BMS, each Party shall be responsible for its own costs and expenses that it incurs in connection with the conduct of the Preclinical Development Program.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

3.6 Preclinical Development Program Records. CytomX will maintain complete and accurate records of all work conducted in the performance of the Preclinical Development Program and all results, data, inventions and developments made in the performance of the Preclinical Development Program. Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. CytomX shall maintain appropriate records sufficient to document the work performed by each of the individuals comprising the FTEs working in support of the Preclinical Development Program and the percent effort such individuals spent working in support of the Preclinical Development Program in the applicable period. CytomX shall provide copies of all requested records and Information (within thirty (30) days of such request), to the extent reasonably required for the performance of BMS’ rights and obligations under this Agreement; provided that BMS shall maintain such records and the Information of CytomX in confidence in accordance with Article 12 and shall not use such records or information except to the extent otherwise permitted by this Agreement; further provided that the Information provided by CytomX shall not include the Tools.

In order to protect the Parties’ Patent rights under U.S. law in any inventions conceived or reduced to practice during or as a result of the Preclinical Development Program, each Party agrees to maintain a policy that requires its employees to record and maintain all data and information developed during the Preclinical Development Program in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks (paper or electronic) or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

3.7 Disclosure of Results of Preclinical Development Program. The results of all work performed by a Party as part of the Preclinical Development Program shall be promptly disclosed to the other Party in a reasonable manner as such results are obtained through JRC, JRC Co-Chairs, or a working group which may be established by the JRC in accordance with Section 2.1(c). CytomX and BMS will provide reports and analyses at each JRC meeting, and more frequently upon reasonable request by the JRC, detailing the current status of the Preclinical Development Program, including the utilization of the CytomX FTE resources. Within thirty (30) days following the end of each calendar quarter, CytomX and BMS shall each exchange and provide to the JRC a written report summarizing in reasonable detail the work performed by it under the Preclinical Development Program and results achieved during the preceding calendar quarter. In addition, upon reasonable request by a Party, the other Party will make presentations to the JRC of its activities related to the Compounds and Products to inform such Party of the details of the work done in the performance of the Preclinical Development Program. The results, reports, analyses and other information regarding the Preclinical Development Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement. Upon reasonable request by BMS, for purposes of supporting the Development of a Product, CytomX shall provide BMS with additional data, results and other information with respect to the work performed by CytomX in the performance of the Preclinical Development Program. Any reports required under this Section 3.7 may take the form of and be recorded in minutes of the JRC that will contain copies of any slides relating to the results and presented to the JRC.

In addition, at BMS’ request CytomX will transfer (within thirty (30) days of such request) to BMS all data, results, and information related to testing and studies of the Compounds (including analytical test results and non-clinical pharmacology and safety data) in the possession of CytomX to the extent such data,

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

results and/or information are necessary or reasonably useful for the continued Development and Commercialization of Products, including any and all Information directly relating to manufacturing methods (including related analytical methods) of the Compounds or Products. CytomX’s obligation to provide data, results and information pursuant to this Section 3.7 shall only include results that would be within the CytomX Know-How, and shall not include the Tools.

3.8 Research Efforts. Each Party shall use good faith Diligent Efforts to perform the Preclinical Development Program, including its responsibilities under the Preclinical Plan. For clarity, it is understood and acknowledged that Diligent Efforts to perform the Preclinical Development Program may include staging the work on different Collaboration Targets as specified in and in accordance with the Preclinical Plan.

3.9 Materials Transfer.

(a) In order to facilitate the Preclinical Development Program, either Party may provide to the other Party certain materials (other than samples of Compounds, and starting materials, intermediates and reagents for the synthesis of Compounds, provided by CytomX to BMS under this Agreement) for use by the other Party in furtherance of the Preclinical Development Program and the Development and Commercialization of Compounds and Products. All such materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof that are made by the receiving Party and that include the materials of the supplying Party), to the extent such material is not generally available from a Third Party (any such materials provided by BMS, the “BMS Materials”), shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party shall not transfer such materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) to any Third Party unless expressly contemplated by this Agreement (including the Preclinical Plan) or upon the written consent of the supplying Party. For clarity, this Section 3.9(a) shall not restrict either Party from using materials that are publicly available from a Third Party. As set forth in the Preclinical Plan, CytomX shall provide BMS with samples of CytomX Materials and BMS shall provide CytomX with samples of BMS Materials, for use by the other Party in accordance with the terms and conditions of this Agreement (including the Preclinical Plan). For clarity, CytomX shall supply sufficient quantities of Compounds for both Parties to perform their responsibilities through the completion of Section 9a of the initial Preclinical Plan set forth on Exhibit E for each Product, and thereafter as mutually agreed by the Parties.

Any BMS Materials provided by BMS to CytomX (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) shall be used by CytomX solely for purposes of conducting the Preclinical Development Program and will be returned to BMS (or destroyed as may be requested by BMS in writing) promptly following the end of the Research Term or earlier upon request by BMS. All Information to the extent directed to such BMS Materials shall be BMS Confidential Information. CytomX agrees to use all such BMS Materials with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known, and BMS Agrees to use all such CytomX Materials with prudence and appropriate caution in any experimental work.

If CytomX develops any assays, that are not Tools, used in the Preclinical Development Program, upon request by BMS, CytomX shall transfer to BMS the CytomX Materials and Information to enable BMS to use such assays in support of BMS’ research and development activities under this Agreement. Upon request by BMS, CytomX shall deliver to BMS (at BMS’ expense) or dispose of any animals in CytomX’s possession following completion of the Research Term or earlier termination of this Agreement by BMS pursuant to Section 13.3(a) or Section 13.5.

(b) Upon request by BMS during the Research Term for a Compound, CytomX shall transfer to BMS, and shall cause its Third Party manufacturers (if applicable) to transfer to BMS, CytomX’s inventory of Compounds and Products provided that CytomX shall retain that portion of such inventory required by CytomX to fulfill its responsibilities under the Preclinical Plan. Nothing in this Section 3.9 shall modify BMS’s obligations of confidentiality under Article 12.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

3.10 Subcontracting. Except as provided in the Preclinical Plan or as may be specifically permitted by the JRC, CytomX shall not (sub)contract any of the work for which it is responsible in the performance of the Preclinical Development Program. In the case of any (sub)contracting of Preclinical Development Program activities by a Party to a Third Party, such Third Party must have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Know-How at least to the same extent as under this Agreement; provided that the term of such Third Party’s obligations regarding the use and disclosure of Confidential Information and Know-How may be limited to seven (7) years after the date of disclosure to the Third Party. Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement in the same way and to the same extent as such Party.

3.11 Animal Testing. In order to assure the appropriate care and use of animals used in the performance of the Preclinical Development Program by CytomX, CytomX agrees to the following:

(a) If CytomX is AAALAC accredited, it will follow procedures established as the basis of that accreditation. CytomX represents and covenants that it will use all reasonable efforts to maintain such AAALAC accreditation during the Research Term. Further, upon request by BMS, CytomX will provide BMS with a copy of the most recent accreditation letter and annual report. If during the course of the Preclinical Development Program CytomX loses its accreditation or receives any notice, warning or reprimand from AAALAC or any governmental or regulatory agency related to animal care and use, CytomX will promptly notify BMS in writing.

(b) If CytomX is not AAALAC accredited or loses its AAALAC accreditation at any time during the Research Term, it will, prior to the commencement (or continuation) of Preclinical Development Program studies using animals, provide BMS with sufficient documentation in such manner, format and frequency as BMS may require in its sole reasonable discretion, to assure appropriate care and use of animals. Such documentation may include, without limitation, government inspection reports, animal test methods, animal use protocols and any other written descriptions of animal care and use. CytomX will also comply with all Applicable Laws governing animal research.

(c) Whenever possible, live animals used as part of the Preclinical Development Program should remain the property of the applicable contract facility. Upon reasonable advance notice during the Research Term, representatives of BMS shall have the right to inspect the research facilities and to audit the care, treatment and use of the animals used in the Preclinical Development Program. This includes the right to review any correspondence with or reports from governmental agencies or accrediting organizations responsible for animal welfare or quality assurance.

3.12 Technology Transfer to BMS. Without limiting the licenses and other rights and obligations under this Agreement (including the rights granted to BMS under Article 7, and CytomX’s

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

obligation to transfer CytomX Manufacturing Technology and Manufacturing Technology Documentation under Article 6), CytomX shall, at no additional charge to BMS, deliver, and cause its Affiliates, to deliver, to BMS within thirty (30) days following the Effective Date (and, thereafter during the Research Term, no less frequently than on a quarterly basis) all data, information and reports, in each case within the CytomX Know-How in its possession relating to Compounds, which is reasonably necessary or useful for the Development, manufacture, and/or Commercialization of Compound or Product. In addition, CytomX shall promptly disclose to BMS’ Patent Contact any new CytomX inventions that embody any Product Specific Patents. CytomX shall, upon reasonable request by BMS during the Term, provide BMS with copies, and permit inspection by BMS of, its raw data and information for purposes of supporting or maintaining the Regulatory Approval for Product. CytomX shall at no cost to BMS, provide reasonable consultation and assistance for the purpose of transferring to BMS such CytomX Know-How to the extent reasonably necessary or useful for BMS to Develop and Commercialize Compound or Product in the Field.

3.13 Use of Third Parties. BMS may retain Third Parties to perform Development activities subject to the terms of this Agreement. Any such Third Parties performing Development activities hereunder shall be subject to confidentiality and non-use obligations consistent with those set forth in this Agreement; provided that the term of such Third Party’s obligations regarding confidentiality and non-use may be limited to seven (7) years after the date of disclosure to the Third Party. BMS shall remain responsible and liable for the performance by its Affiliates or permitted Third Party contractors of those of its obligations under this Agreement that it (sub)licenses or delegates to an Affiliate or Third Party contractor.

3.14 Inspection of CytomX Records. Upon reasonable prior notice, CytomX shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to CytomX), appointed by BMS and reasonably acceptable to CytomX, to inspect the applicable records of CytomX to verify the Preclinical Development Program Costs (including the level of FTE effort); provided that such inspection shall not occur more often than once per Calendar Year, unless a material error is discovered as part of such inspection in which case BMS shall have the right to conduct a more thorough inspection for such period. Any inspection conducted under this Section 3.18 shall be at the expense of BMS. Any overpayment by BMS to CytomX shall be credited against future amounts due by BMS to CytomX. Any underpayment by BMS shall be paid in the next quarterly reimbursement to CytomX or within forty-five (45) days, whichever is later.

4. DEVELOPMENT AND REGULATORY MATTERS

4.1 Development.

(a) Development Responsibilities. Except for CytomX’ responsibilities in the conduct of the Preclinical Development Program, BMS shall have the sole right and responsibility for the Development of Compounds and Products in the Field in the Territory during the Term at its own cost and expense (including responsibility for all funding, resourcing and decision-making), including whether to advance Compounds into Development and to terminate this Agreement with respect to a Collaboration Target. BMS, by itself or through its Affiliates and Sublicensees, shall use Diligent Efforts to Develop and obtain Regulatory Approval for at least one Compound or Product in the Field for each Collaboration Target in accordance with a development plan for the purpose of obtaining a Regulatory Approval in the Major Markets.

(b) Development Records. BMS shall prepare and maintain and shall cause its Affiliates and Sublicensees to prepare and maintain reasonably complete and accurate records regarding the Development of Compounds and Products in the Field in the Territory.

(c) Development Reports by BMS. On a semi-annual basis, BMS shall provide to CytomX a summary report regarding the status of Development efforts for Compounds and Products on a Collaboration Target-by-Collaboration Target basis. Such report shall contain sufficient detail to enable CytomX to assess BMS’s compliance with its Development obligations in this Section 4.1. Such reports shall be Confidential Information of BMS pursuant to Article 12.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

4.2 Regulatory Matters for Product. BMS shall have sole responsibility and decision-making authority with respect to regulatory matters for Compounds and/or Products (including the content of any regulatory filing or dossier, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any MAA or to cease or suspend any Clinical Trial). BMS shall have sole responsibility for preparing and submitting all Regulatory Materials for Products in the Field in the Territory, including preparing, submitting and holding all INDs and MAAs for Products. CytomX shall reasonably cooperate with BMS and provide to BMS all Information Controlled by CytomX, in each case as may be reasonably requested by BMS, in order to prepare or support any Regulatory Materials for Products in the Field in the Territory and interactions with any Regulatory Authority in connection with Development and/or Regulatory Approval of Products. BMS will own all Regulatory Materials for Products and all such Regulatory Materials shall be submitted in the name of BMS (or its Affiliate or Sublicensee, as applicable). For clarity, nothing in this Section 4.2 shall be deemed to transfer ownership of any Information provided by CytomX to BMS for use in preparing and submitting such Regulatory Materials.

4.3 Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of CytomX related to the Preclinical Development Program or otherwise directed to Compounds or Products, then CytomX shall promptly notify BMS through the JRC, or Alliance Manager after Research Term, of such contact, inspection or notice or action. To the extent applicable, CytomX shall be responsible for preparing draft responses to any such regulatory action and to provide such draft responses to BMS through the JRC or Alliance Manager after Research Term. The JRC (and BMS) shall review and comment on any such responses to Regulatory Authorities that pertain to the Compounds and/or Products; provided that BMS shall have the final decision making authority with respect to such responses to the extent relating to the Compounds and/or Products.

4.4 No Use of Debarred Person. During the Term, each Party agrees that it will not use any employee or consultant that is debarred by any Regulatory Authority or, to the best of such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. If either Party learns that any employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, such Party will promptly notify the other Party and will prohibit such employee or consultant from performing on its behalf under this Agreement.

4.5 Standards of Conduct. BMS shall perform, and shall use reasonable efforts to ensure that its Affiliates, Sublicensees and Third Party contractors perform, its Development activities with respect to the Product in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

5. COMMERCIALIZATION

5.1 Commercialization of Products. BMS shall have the sole right and responsibility for the Commercialization of Products in the Field in the Territory at its cost and expense. BMS will use Diligent Efforts to Commercialize each Product in the Major Markets for which BMS receives Regulatory Approval for such Product.

5.2 Commercialization Report. For each Calendar Year following Regulatory Approval for a Product in a Major Market, BMS shall provide to CytomX semi-annually a written report that summarizes the Commercialization activities on a Collaboration Target-by-Collaboration Target basis performed by BMS, and its Affiliates and Sublicensees in the Major Markets since the prior report by BMS. Such report shall contain sufficient detail to enable CytomX to assess BMS’s compliance with its Commercialization obligations in Section 5.1. Such reports shall be Confidential Information of BMS pursuant to Article 12.

5.3 Decision-Making Authority. BMS shall have the sole decision-making authority for the operations and Commercialization strategies and decisions, including funding and resourcing, related to the Commercialization of Products.

6. MANUFACTURING

6.1 Overview. BMS will have the exclusive right and shall be solely responsible for the manufacture (including having a Third Party manufacture on its behalf) of all Compounds and Products (including all such manufacturing for use in Clinical Trials and for commercial sale), including all activities related to developing the process, analytics and formulation for the manufacture of clinical and commercial quantities of Compounds and/or Product, the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Compounds and/or Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control.

6.2 Transfer of Manufacturing Technology. Upon request by BMS during the Research Term and for a period of five (5) years thereafter for purposes of establishing manufacturing capability for Compound and/or Product, CytomX shall transfer to BMS (or to a Third Party manufacturer designated by BMS in accordance with Section 6.3), the CytomX Manufacturing Technology, in order to enable BMS (or its Third Party manufacturer) to use the CytomX Manufacturing Technology for the sole purposes of the manufacture of the Compounds and/or Products and to replicate the processes employed by or on behalf of CytomX (including any Third Party manufacturer of CytomX). Such transfer shall include a written description of such CytomX Manufacturing Technology (the “Manufacturing Technology Documentation”). As applicable, if requested by BMS, CytomX shall (and will use Diligent Efforts to ensure that any CytomX Third Party manufacturer will) cooperate with and provide reasonable technical assistance (including on-site assistance) and consultation, at a reasonable consulting rate CytomX, provided that the first [***] hours of consultation will be provided by CytomX at no cost to BMS, as reasonably requested by BMS in connection with the transfer and the implementation of such CytomX Manufacturing Technology by BMS or its Third Party manufacturer, and to enable BMS or its Third Party manufacturer to use such CytomX Manufacturing Technology to manufacture Compounds and/or Products and to obtain Regulatory Approval for (including the CMC, DMF or other regulatory filings relating thereto) the process for the manufacture of Compounds and/or Products. All such Manufacturing Technology Documentation shall be in the English language, and in sufficient detail and clarity for BMS or its Third Party manufacturer to understand and use the manufacturing processes disclosed thereunder. If available in electronic form, the Manufacturing Technology Documentation shall be provided in electronic format.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

6.3 Third Party Manufacturing. BMS may exercise any of its manufacturing rights with respect to Compounds and Products through one or more Third Party manufacturers, provided that the Third Party manufacturer undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of CytomX (including CytomX Know-How received by such Third Party manufacturer under Section 6.2 above) that are substantially the same as (although may be shorter in duration than, provided that such duration shall not be less than five (5) years from the effective date of the written obligation) those undertaken by the Parties pursuant to Article 12 hereof.

6.4 Improvements in the Manufacture of Compounds. During the Term, CytomX shall disclose to BMS through the JRC (or if the JRC is not constituted, through the Alliance Managers) any improvements made or developed with respect to the manufacture of Compounds within the CytomX Know-How, and methods and materials used in the manufacture of Compounds (including starting materials for the synthesis of Compounds) Controlled by CytomX (“Improvements”). Upon request by BMS, CytomX will provide BMS with the CytomX Know-How in CytomX’s or its Affiliate’s Control that are necessary or reasonably useful for BMS or its Third Party manufacturer to use such Improvements in the manufacture of Compounds.

7. GRANT OF RIGHTS AND LICENSES

7.1 License to BMS.

(a) Subject to the terms and conditions of this Agreement, CytomX hereby grants to BMS an exclusive (even as to CytomX) license, with the right to grant sublicenses as provided in Section 7.2, under the Product Specific Patents to research, develop, make, have made, use, sell, offer for sale, export and import (including the exclusive right to Develop, have Developed, Commercialize and have Commercialized) Compounds, alone or as incorporated in Products in the Territory (including, for clarity, the Masks and Antibodies set forth on Schedule 1.30, or any Compounds comprising such materials); provided that BMS covenants to CytomX that BMS, and its Affiliates and Sublicensees, shall only practice under such exclusive license in the Field in the Territory.

(b) Subject to the terms and conditions of this Agreement, CytomX hereby grants to BMS an exclusive (even as to CytomX) license, with the right to grant sublicenses as provided in Section 7.2, under the CytomX Technology to research, develop, make, have made, use, sell, offer for sale, export and import (including the exclusive right to Develop, have Developed, Commercialize and have Commercialized) Compounds, alone or as incorporated in Products, in the Field in the Territory.

(c) BMS (working alone or in collaboration with Third Parties) shall have the right to use the Compounds and CytomX Information related to such Compounds and the Collaboration Targets for research purposes in support of BMS’ research programs on the Collaboration Targets, provided that any such Third Party shall be bound by obligations with respect to the use and disclosure of CytomX Confidential Information in accordance with Article 12.

(d) BMS’s rights under this Section 7.1 include the right to modify Compounds, provided no substantive changes shall be made to Mask or Substrate of such Compound other than modifications to Mask or Substrate made in the course of optimizing a Compound or a Product, and provided that BMS may make any changes to the Antibody portion of the Compound.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

7.2 Sublicensing by BMS. BMS shall have the right to sublicense any or all of the development or commercialization rights granted to it by CytomX under this Agreement. In connection with any such sublicensing, BMS may disclose and provide to such permitted Sublicensees any applicable CytomX Know-How and CytomX Materials in connection therewith. BMS shall ensure that each of its Sublicensees is bound by a written agreement that is consistent with, and subject to the terms and conditions of, this Agreement. In addition, BMS shall be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by CytomX to BMS under this Agreement, and the grant of any such sublicense shall not relieve BMS of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such Sublicensee(s). No later than five (5) Business Days following the execution of each sublicense to a Third Party as provided in this Section 7.2, BMS shall provide CytomX with a copy of such sublicense agreement; provided that the financial terms of any such sublicense agreement may be redacted.

7.3 Licenses to CytomX.

(a) Grant Back. Subject to the terms and conditions of this Agreement, BMS hereby grants back to CytomX a non-exclusive, non-sublicensable, royalty-free license under the CytomX Technology and Product Specific Patents licensed pursuant to Section 7.1 solely to conduct the Preclinical Development Program, and not for any other purpose.

(b) Research License. Subject to the terms and conditions of this Agreement, BMS hereby grants back to CytomX a limited, non-exclusive, non-sublicensable, royalty-free license BMS intellectual property rights covering the BMS Information or Materials provided to CytomX and any Sole Inventions owned by BMS, solely to conduct the Preclinical Development Program, and not for any other purpose.

(c) Grant to Probody-Specific Improvements. Subject to the terms and conditions of this Agreement, BMS hereby grants to CytomX a non-exclusive, sublicensable, royalty-free license under the Sole Inventions owned by BMS to the extent such Sole Inventions owned by BMS (a) pertain to modifications to any Substrates or Masks, or (b) are primarily for use with, and generally applicable to, Probodies.

7.4 No Other Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Information, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof. Without limiting the foregoing, nothing herein shall be deemed to grant to BMS a right or license to any active pharmaceutical ingredient other than the Compounds and any related Masks and Substrates. For clarity, no rights to any technology or intellectual property owned by ImmunoGen, Inc. and licensed by CytomX are granted to BMS under this Agreement.

7.5 Public Domain Information. Nothing in this Agreement shall prevent BMS or its Affiliates from using for any purpose any Know-How or other Confidential Information that is in the public domain.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

7.6 Certain Rights and Obligations Under the Existing License Agreements. Notwithstanding any other provision of this Agreement, the following provisions shall apply.

(a) In the event of any purported or actual breach (or threatened termination) of any Existing License Agreement, CytomX shall give notice to BMS of such breach or termination. Without limiting any other right or remedy of BMS under this Agreement and in order to prevent, ameliorate, mitigate or cure a breach of any of the Existing License Agreements, in the event that CytomX fails to perform any of its obligations under any of such Existing License Agreements (except to the extent that a breach by BMS of its obligations under this Agreement or any other act or omission by BMS prevents such performance by CytomX), which failure is not cured within thirty (30) days after written notice from BMS, BMS may perform such obligation on behalf of CytomX, at CytomX’s expense, and CytomX shall reimburse BMS for its costs (including both its out-of-pocket costs and internal costs) in connection with such performance or BMS shall be entitled to credit any such costs against any future payments otherwise owed to CytomX. This Agreement sets forth the obligations of the Parties inter se, and nothing in this Agreement (including any standard of effort set forth herein) shall limit or modify the obligations of CytomX under the Existing License Agreements.

(b) To the extent that CytomX is permitted to assert against an Existing Third Party Licensor a claim on behalf of BMS (as CytomX’s sublicensee) for specific performance of any covenant of an Existing Third Party Licensor contained in the applicable Existing License Agreement, CytomX shall use reasonable efforts to cooperate with BMS (at BMS’ expense) to permit BMS to assert such claim or request for specific performance by such Existing Third Party Licensor, including, if necessary, allowing BMS to bring such claim in the name of CytomX; provided that BMS shall give CytomX written notice of any proposed settlement with such Existing Third Party Licensor and a reasonable opportunity to review and comment on such proposed settlement, and BMS shall not enter into any settlement with such Existing Third Party Licensor that could reasonably be viewed as materially adversely affecting the rights of CytomX hereunder or under the applicable Existing License Agreement, without CytomX’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(c) Whenever CytomX provides any report, notice or other communication to an Existing Third Party Licensor relating to Compounds, Products and/or this Agreement in compliance with any of the obligations under the Existing License Agreements, to the extent such communication would adversely affect BMS’ rights under the Existing License Agreement, CytomX shall provide a copy of such report or notice to BMS at least ten (10) days prior to the time such report, notice or communication is provided to such Existing Third Party Licensor or, if it is impracticable to provide such copy at least ten (10) days ahead of time, CytomX shall provide such copy to BMS as early as practicable prior to the provision thereof to such Existing Third Party Licensor. CytomX shall have no obligation to disclose to BMS any confidential information of any Third Party or of CytomX contained in any such report, and any information provided by CytomX to BMS may be redacted to remove any such information.

(d) Whenever CytomX receives any report, notice or other communication relating to Compounds, Products and/or this Agreement from an Existing Third Party Licensor with respect to the applicable Existing License Agreement and which report, notice or other communication would have a material adverse effect on this Agreement (including any notice with respect to any default, breach or termination of the Existing License Agreement), CytomX shall promptly provide a copy of such report, notice or other communication to BMS. CytomX shall have no obligation to disclose to BMS any confidential information of any Third Party (other than the Existing Third Party Licensor) contained in any such report, notice or other communication and any information provided by CytomX to BMS may be redacted to remove any such information.

(e) CytomX shall, if reasonably requested by BMS, take commercially reasonable efforts to exercise any of CytomX’s rights, or to enforce any material obligation of an Existing Third Party Licensor, at CytomX’s expense, under the applicable Existing License Agreement, in each case as it relates to a Compound and/or Product.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

(f) CytomX shall not agree or consent to any amendment, supplement or other modification to the Existing License Agreement, in each case in a manner that could reasonably be viewed as materially adversely affecting the rights sublicensed to BMS under this Agreement, without BMS’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(g) CytomX shall not terminate, and shall use reasonable efforts to not take or fail to take any action that would permit the Existing Third Party Licensor to terminate, any Existing License Agreement (either unilaterally or by mutual agreement with the applicable Existing Third Party Licensor), or any right thereunder which would have an adverse effect on the rights sublicensed to BMS under this Agreement, without the prior written consent of BMS, which consent may be given or withheld in BMS’ sole discretion, in each case as it relates to or impacts the rights sublicensed to BMS under this Agreement.

(h) Except to the extent permitted under Section 17.9, CytomX shall not during the Term grant any Lien (or permit any Lien to attach) with respect to this Agreement or any of the Product Specific Patent Rights, that could adversely impact BMS’ rights thereunder. For sake of clarity, any breach of this sub-Section by CytomX that is not cured within ten (10) Business Days after written notice thereof shall be deemed a material breach of this Agreement., provided that it shall not be deemed a breach of this Agreement for CytomX to grant a Lien under which the lienholder takes a Lien subject to the licenses granted hereunder.

8. PAYMENTS

8.1 Upfront Payment and Equity Investment.

(a) BMS shall pay CytomX a signing payment of fifty million Dollars ($50,000,000) within ten (10) Business Days after the Effective Date. Such payment shall be noncreditable and nonrefundable.

(b) Subject to, and contingent upon, compliance by CytomX with all applicable securities laws, rules, and regulations, and the approval by the lead underwriter of BMS’ participation, and, subject to the limitations set forth in this Section 8.1(b), the number of shares to be allocated to BMS in any initial public offering of CytomX common stock to be outstanding immediately following the closing of the CytomX IPO. CytomX shall furnish to BMS for its prior review and comment copies of those portions of all documents proposed to be filed by or on behalf of CytomX with any Governmental Authority in connection with any CytomX IPO that refer to BMS or its participation in the IPO (or in any purchase of BMS Shares in connection with such IPO), and CytomX will not file or otherwise provide to any Governmental Authority or any other Person in connection with a CytomX IPO any document which references this Agreement or BMS’ obligation to purchase or its purchase of shares pursuant to this Section 8.1(b) without complying with Section 12.2 above. If following the good faith, written opinion of CytomX’ legal counsel, BMS’ participation in the IPO may violate applicable securities laws, then upon notification by CytomX, BMS shall, in lieu of participating in the IPO, purchase all of the BMS Shares in a private placement concurrently with the closing of the IPO at the same price per share as the IPO price per share.

8.2 Additional Target Payments. If BMS elects to designate an Additional Target, BMS shall pay to CytomX a payment of ten million Dollars ($10,000,000) for the first such Additional Target and

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

fifteen million Dollars ($15,000,000) for the second such Additional Target (each, an “Additional Target Payment”). For clarity, no additional payments including Additional Target Payment shall be payable where BMS elects to designate a Substitute Target. Each Additional Target Payment shall be payable within the earlier of: (i) ten (10) Business Days following the date that a revised Preclinical Plan is finalized and approved by the JRC to include the work on the applicable Additional Collaboration Target and (ii) sixty (60) Business Days following the date that BMS is notified in writing in accordance with Section 3.3(d) above that the applicable Additional Collaboration Target is not an Excluded Target.

8.3 Development Milestone Payments for Compounds or Products.

(a) BMS shall pay to CytomX the milestone payments set forth in Table 1 for each Collaboration Target within sixty (60) days after the first achievement of the specified milestone event by BMS, its Sublicensees or their Affiliates for a Compound or Product directed to a given Collaboration Target, provided that (i) the payment amounts set forth in Table 1 shall only apply to the first Compound or Product for a given Collaboration Target to reach the milestone event, provided that subsequent milestone events that were not achieved by the first Product for such Collaboration Target may be met by another Compound or Product for the same Collaboration Target, and (ii) the payment amounts set forth in Table 1 shall be subject to Section 8.3(b). Such payments shall be noncreditable (except as set forth in Section 8.3(b) below) and nonrefundable. BMS shall provide written notice to CytomX within ten (10) Business Days after the first achievement of the specified milestone event by BMS or its Affiliates and within twenty (20) Business Days after the first achievement of the specified milestone event by its Sublicensees or their Affiliates.

Table 1

	Event	1st Indication	2nd Indication	3rd Indication
1	ECN designation by BMS	$2,000,000	N/A	N/A
2	IND Filing	[***]	[***]	[***]
3	Dose 1st Patient in a 1st Phase 2 Clinical Trial	[***]	[***]	[***]
4	Dose 1st Patient in a 1st Phase 3 Clinical Trial	[***]	[***]	[***]
5	BLA Filing in US	[***]	[***]	[***]
6	MAA Filing	[***]	[***]	[***]
7	BLA Filing in Japan	[***]	[***]	[***]
8	First Commercial Sale in US	[***]	[***]	[***]
9	First Commercial Sale in EU	[***]	[***]	[***]
10	First Commercial Sale in Japan	[***]	[***]	[***]

	Total	[***]	[***]	[***]

(b) The milestone payments set forth above shall be payable by BMS to CytomX for a given Collaboration Target upon the first achievement of the milestone event for the first Compound or Product for such Collaboration Target to achieve such milestone event, provided that subsequent milestone events that were not achieved by the first Compound or Product for such Collaboration Target could be met by another Compound or Product for the same Collaboration Target. If a milestone becomes due with respect to a Product for a specific Collaboration Target and Indication before an earlier listed Development milestone (i.e., milestones 1 through 4 in the above Table 1) became due for such Indication for any reason, then the earlier listed milestones for such Indication shall be payable upon achievement of the later listed

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

milestone. For example, if Milestone 4 becomes due prior to the payment of Milestone 3, then upon achievement of Milestone 4, both the [***] Milestone 4 and the [***] Milestone 3 would be payable. For clarity, if any of Milestones 5-10 is achieved before any of Milestones 1-4, then each Milestones 1-4 (to the extent not previously paid by BMS) would be payable on achievement of the Milestone 5-10. Milestone payments for second (2nd) and third (3rd) Indications with respect to a given Product would be deferred until the achievement of First Commercial Sale (in the applicable territory) for the 1st Indication with respect to such Product. In addition, if Development is discontinued for a Product for a given Collaboration Target before First Commercial Sale is obtained for that Product, the previously paid milestone payments for that Product will be applied and credited toward the milestone payments for the next Product for that Collaboration Target in Development. Once First Commercial Sale is obtained for a Product for a given Collaboration Target, any deferred milestone payments for such Collaboration Target still continuing in Development will be due.

(c) The term “Indication” as used herein means, with respect to a Compound or Product, the use of that Compound or Product for the treatment, prevention, mitigation or cure of: (i) any cancer with a particular organ of origin, histology or genetic subtype; or (ii) any disease that is not a cancer but requires a separate clinical development program to achieve Regulatory Approval. Different lines of therapy for the same tumor type (e.g., 1st line NSCLC and 2nd line NSCLC) shall not be deemed different Indications.

8.4 Sales Milestone Payments.

(a) A milestone payment of [***] shall be payable when the total Net Sales within a given Calendar Year of a Product in the Territory by BMS, its Affiliates and Sublicensees first reaches more than one billion Dollars ($1,000,000,000).

(b) A milestone payment of [***] shall be payable when the total Net Sales within a given Calendar Year period of a Product in the Territory by BMS, its Affiliates and Sublicensees first reaches more than two billion Dollars ($2,000,000,000).

(c) A milestone payment of [***] shall be payable when the total Net Sales within a given Calendar Year period of a Product in the Territory by BMS, its Affiliates and Sublicensees first reaches more than three billion Dollars ($3,000,000,000).

(d) The sales based milestones set forth in clauses (a) through (c) above shall be payable one time for a particular Collaboration Target within sixty (60) days following the end of the Calendar Year in which the first Product for such Collaboration Target first reaches the Net Sales threshold, but in any event shall not exceed $60 million in the aggregate.

8.5 Royalty Payments to CytomX.

(a) General. Subject to the other provisions of this Article 8 and other provisions of this Agreement, in consideration of the licenses granted by CytomX to BMS hereunder to the CytomX Technology and Product Specific Patents, BMS shall pay to CytomX royalties based on the Net Sales of each Product during the applicable Royalty Term for such Product. The royalty payable with respect to each particular Product shall be based on the level of total annual Net Sales of such Product in the Territory in a given Calendar Year period by BMS, its Affiliates and Sublicensees, with the royalty rate tiered based upon the level of such total annual Net Sales of such Product in the Territory in such Calendar Year period.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Royalties shall be calculated by multiplying the applicable royalty rates by the corresponding amount of the portion of Net Sales of the applicable Product within each of the Net Sales tiers during such Calendar Year as set forth below.

(b) Royalty on Products. BMS will pay to CytomX a royalty on Net Sales of Products, on a Product-by-Product basis, by BMS, its Affiliates and Sublicensees in the Territory in the Field based on the Net Sales tiers and royalty rates as set forth in the table below (the “Base Royalty Rate”) (subject to any offsets or reductions set forth below in this Section 8.5).

Table 2

Base Royalty Rate	Portion of Total Annual Net Sales in the Territory (Determined Separately for Each Product)
[***]%	Up to and equal to $1 billion;
[***]%	Greater than $1 billion and less than or equal to $2 billion;
[***]%	Greater than $2 billion and less than or equal to $3 billion;
[***]%	Greater than $3 billion and less than or equal to $4 billion;
[***]%	Greater than $4 billion and less than or equal to $5 billion; and
[***]%	Greater than $5 billion.

For clarity, the Net Sales thresholds in the table above shall be determined on a Product-by-Product basis. By way of example, if the total annual Net Sales of a Product in the Territory in a particular Calendar Year are $2.8 billion, the amount of royalties payable hereunder shall be calculated as follows (subject to any applicable reductions under this Section 8.5): ([***]% x $1 billion) + ([***]% x $1 billion) + ([***]% x $800 million) = $[***] million.

Notwithstanding the foregoing, subject to the last sentence of clause 8.5(f) below, in each country where there is no Valid Claim of the Product Specific Patents or CytomX Patent Rights that would be infringed by the sale of such Product in such country absent a license with respect to such Product Specific Patents or CytomX Patent Right under this Agreement, then the Base Royalty Rate (subject to any offsets or reductions set forth below in this Section 8.5) as applied to the sale of such Product in each such country shall be reduced by fifty percent (50%) (i.e., the Base Royalty Rate shall be 1⁄2 the rates set forth above in Table 2 above).

(c) Third Party Payments.

(i) CytomX shall bear all Third Party license payments, milestones, royalties and other payments owed with respect to a Compound and/or Product (including payments with respect to methods of making, using, selling, and/or identifying such Compounds and Products) involving (A) intellectual property (including Patents) that is licensed or otherwise acquired by CytomX as of the Effective

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Date or within two (2) years subsequent to the Effective Date (including, any payment obligations of CytomX under the Existing License Agreements) and/or (B) intellectual property for which CytomX received written notice of potential infringement from a Third Party prior to the Execution Date and did not disclose same to BMS in writing prior to the Execution Date.

(ii) If, after the date that is two (2) years subsequent to the Effective Date, CytomX acquires from a Third Party rights to intellectual property (“Future In-Licensed IP” ), the following shall apply:

(a) If such Future In-Licensed IP pertains to Masks, Substrates or the incorporation of Masks or Substrates into a Probody (such intellectual property, “Platform IP”), CytomX will be responsible for any license fees, milestones, royalties or other payments owing to such Third Party with respect to such Platform IP.

(b) If such Future In-Licensed IP is not Platform IP, but would otherwise be included within the CytomX Technology or Product Specific Patent Rights, then CytomX shall disclose the terms and conditions of the agreement under which such Future In-Licensed IP was acquired, to enable BMS to evaluate and elect, in its sole discretion, whether or not to include such Future In-Licensed IP within the CytomX Technology or Product Specific Patents, as applicable. If BMS so elects to include such Future In-Licensed IP as CytomX Technology or Product Specific Patents, as applicable, then BMS shall be responsible for payments that become due under such Third Party agreement with respect to the Development and Commercialization of Compounds or Products by BMS and its Affiliates and Sublicensees. If BMS does not elect to include such Future In-Licensed IP, then (1) CytomX shall not use such Future In-Licensed IP in the course of performing any Preclinical Plan activities, (2) CytomX shall not incorporate such Future In-Licensed IP in any Compound being Developed by CytomX under any applicable Preclinical Plan, (3) such Future In-Licensed IP shall not be deemed CytomX Technology or Product Specific Patents, and (4) BMS shall have no right or license under any rights granted under such Third Party agreement.

(iii) Subject to Section 9.9, if BMS, in its good faith judgment, believes that it is necessary to obtain a license from any Third Party under any Patent in order to Develop, manufacture or Commercialize any Compound or Product, and such Third Party licenses would not be necessary but for such Compound(s) or Product(s) being a Probody (including, by way of example, any additional manufacturing processes that are necessary due to such Compound(s) or Product(s) being a Probody), BMS’ royalty obligations set forth above shall be reduced by fifty percent (50%) of the amount of the payments made by BMS to such Third Party on account of such license, provided that the royalties paid shall not be reduced in any such event below fifty percent (50%) of the amount that would otherwise be due pursuant to Section 8.3(b) with respect to any calendar quarter. If, but for the proviso in the preceding sentence, the deduction under this Section 8.3(c)(iii) would have reduced a royalty payment made by BMS by more than fifty percent (50%), then the amount of such deduction that exceeds fifty percent (50%) will be carried over to subsequent royalty payments until the full amount that BMS would have been entitled to deduct (absent the above limitation) is deducted.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

(d) Biosimilar Competition. During the portion of the applicable Royalty Term in a particular country where there are one or more products being sold in such country that are Biosimilar Products with respect to such Product, then the Base Royalty Rates set forth in Section 8.5(b), as adjusted by Section 8.5(c)(ii), with respect to such Product shall be reduced as follows:

(i) by twenty five percent (25%), in the event that in any calendar quarter such Biosimilar Product(s), by unit equivalent volume in such country, exceed a twenty-five percent (25%) share of the market;

(ii) by thirty-seven and one-half percent (37.5%), in the event that in any calendar quarter such Biosimilar Product(s), by unit equivalent volume in such country, exceed a thirty-seven and one-half percent (37.5%) share of the market; and

(iii) by fifty percent (50%), in the event that in any calendar quarter such Biosimilar Product(s), by unit equivalent volume in such country, exceed a fifty percent (50%) share of the market.

For purposes of this Section 8.5(d), “market” refers to the aggregate of the sales of the Biosimilar Product(s) and the applicable Product in a country.

(e) One Royalty. For clarity, only one royalty shall be due to CytomX with respect to the same unit of Product.

(f) Royalty Term. Royalties payable by BMS to CytomX under Section 8.5 shall be paid on a Product-by-Product and country-by-country basis until the later of (i) twelve (12) years after First Commercial Sale of the applicable Product in such country, (ii) expiration in such country of the last Valid Claim of the last-to-expire Product Specific Patent or CytomX Patent Right that would be infringed by the sale of such Product in such country absent a license with respect to such Product Specific Patents or CytomX Patent Right under this Agreement, or (iii) expiration of any applicable regulatory, pediatric, orphan drug or data exclusivity with respect to such Product (the “Royalty Term”). For clarity, BMS shall not owe royalties on Products sold in a country after expiration of the Royalty Term for such Product in such country. Upon the expiration of the Royalty Term with respect to a Product in a country, BMS shall have a fully-paid-up perpetual license under Section 7.1 for the making, using, selling, offering for sale and importing of such Product in such country. Notwithstanding the foregoing, if any BMS Patent Covers a Probody incorporating a Mask or Substrate that was modified pursuant to the Preclinical Plan or BMS’ rights under Section 7.1(d), then, for the purpose of the last paragraph of Section 8.5(b) and the calculation of the Royalty Term under this Section 8.5(f), such BMS Patent will be deemed a Product Specific Patent.

(g) Royalty Floor. Notwithstanding the foregoing, in no event shall the royalties payable to CytomX during the Royalty Term be reduced to less than two percent (2.0%) by operation of clauses (b), (c) and (d) of this Section 8.5.

8.6 Offset for Payments to Existing Third Party Licensors. In the event that BMS pays or is required to pay any royalties, milestones or other payments to any Existing Third Party Licensor (a) with respect to any Compound or Product that CytomX would otherwise be required to pay under the corresponding Existing License Agreement, or (b) following the termination of the corresponding Existing License Agreement in connection with obtaining rights to CytomX Technology directly from the corresponding Existing Third Party Licensor that were sublicensed to BMS hereunder prior to such termination, then, notwithstanding anything in this Agreement to the contrary, BMS may deduct from any payment owed to CytomX hereunder, after all other applicable reductions, any such payment made by BMS to such Existing Third Party Licensor.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

8.7 Royalty Payments and Reports. All amounts payable to CytomX pursuant to Section 8.5 shall be paid in Dollars within sixty (60) days after the end of the calendar quarter in which the applicable Net Sales were recorded. Each payment of royalties shall be accompanied by a royalty report providing a statement, on a Product-by-Product and country-by-country basis, of: (a) the amount of Net Sales of Products in the Territory during the applicable calendar quarter, (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such calendar quarter, and (c) the amount of withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties.

8.8 Payment Method. All payments due under this Agreement to CytomX shall be made by bank wire transfer in immediately available funds to an account designated by CytomX. All payments hereunder shall be made in Dollars.

8.9 Taxes. CytomX will pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld with respect to any payments by BMS to CytomX under this Agreement, BMS will: (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to CytomX on a timely basis following that tax payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to CytomX. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

8.10 Royalty on Sublicensee Sales. BMS shall have the responsibility to account for and report sales of any Product by a Sublicensee on the same basis as if such sales were Net Sales by BMS. BMS shall pay to CytomX such Sublicensee amounts when due under this Agreement.

8.11 Foreign Exchange. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with BMS’ normal practices used to prepare its audited financial statements for external reporting purposes.

8.12 Records. BMS shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a three (3) year period in accordance with Section 8.13 below.

8.13 Inspection of BMS Records. Upon reasonable prior notice, BMS shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to BMS), appointed by CytomX and reasonably acceptable to BMS, to inspect the audited financial records of BMS to the extent relating to payments to CytomX; provided that such inspection shall not occur more often than once per Calendar Year, unless a material error is discovered as part of such inspection in which case CytomX shall have the right to conduct a more thorough inspection for such period. If CytomX, after inspecting the audited financial records of BMS discovers material errors, then BMS shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to BMS), appointed by CytomX and reasonably acceptable to the BMS, to inspect the books and records described in Section 8.12; provided that such inspection shall not occur more often than once per Calendar

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Year, unless a material error is discovered in such inspection in which case CytomX shall have the right to conduct an additional audit for such period. Any inspection conducted under this Section 8.13 shall be at the expense of CytomX, unless such inspection reveals any underpayment of the royalties due hereunder for the audited period by at least ten percent (10%), in which case the full costs of such inspection for such period shall be borne by BMS. Any underpayment shall be paid by BMS to CytomX within sixty (60) days with interest on the underpayment at the rate specified in Section 8.14 from the date such payment was originally due, and any overpayment shall be credited against future amounts due by BMS to CytomX.

8.14 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) one (1) percentage point above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each calendar quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

8.15 Payments to or Reports by Affiliates. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

9. PATENT PROSECUTION AND ENFORCEMENT

9.1 Ownership of Information and Inventions. Each Party will own all inventions (and Patents that claim such inventions) solely invented by or on behalf of it and/or its Affiliates and/or their respective employees, agents and independent contractors in the course of conducting its activities under this Agreement (collectively, “Sole Inventions”). All inventions invented jointly by employees, Affiliates, agents, or independent contractors of each Party in the course of conducting its activities under this Agreement (collectively, “Joint Inventions”) and Joint Patents will be owned jointly by the Parties. Subject to a Party’s obligations under applicable terms of this Agreement (e.g., licenses granted hereunder, confidentiality obligations, etc.) with respect to same, any Information generated during or resulting from a Party’s activities under this Agreement may be used by such Party for any purpose. This Agreement will be understood to be a joint research agreement under 35 U.S.C. §103(c)(3) entered into for the purpose of researching, identifying and developing Compounds and Products under the terms set forth herein. Subject to the rights and licenses granted under this Agreement, it is understood that neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit such Joint Inventions, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting.

9.2 Prosecution of Product Specific Patents.

(a) BMS will have the first right, but not the obligation, to draft, file, prosecute and maintain (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) in all jurisdictions in the Territory the Product Specific Patents (such activities with respect to Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning). Such Prosecution of the Product Specific Patents shall be handled by outside counsel mutually agreed upon by the Parties that will jointly represent the Parties (the “Patent Firm”). Subject to Section 9.2(b) and (c), BMS shall bear one hundred percent (100%) of the Patent Prosecution Costs for the Product Specific Patents, and shall have lead responsibility and decision-making control for such Prosecution of the Product Specific Patents. For clarity, each Party will bear its own internal costs (i.e., those costs that are not Patent Prosecution Costs) with respect to its Prosecution activities for the Product Specific Patents.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

(b) The Parties will cooperate in the Prosecution of the Product Specific Patents in all respects. BMS will keep CytomX fully informed of the Prosecution of the Product Specific Patents. CytomX will provide BMS all reasonable assistance and cooperation in its Prosecution efforts with respect to the Product Specific Patents, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution, as necessary to Prosecute the Product Specific Patents. BMS will provide CytomX with copies of any documents it receives or prepares in connection with such Prosecution, to enable CytomX to comment on it, and BMS will reasonably incorporate any of CytomX’s comments in its BMS’s filings or responses.

(c) In the event that BMS elects not to Prosecute in any country any Patent within the Product Specific Patents, BMS will give CytomX at least thirty (30) days’ notice before any relevant deadline and provide to CytomX information it reasonably requests relating to the Product Specific Patent. CytomX will then have the right to assume responsibility, using patent counsel of its choice, for the Prosecution of such Product Specific Patent. If CytomX assumes responsibility for the Prosecution for any such Product Specific Patents as set forth above, then the Patent Prosecution Costs incurred by CytomX in the course of such Prosecution will thereafter be borne by CytomX, and such Product Specific Patent shall thereafter be deemed to be an Other CytomX Patent and BMS’ license rights with respect to such Product Specific Patent (and any continuation or divisional thereof) under Section 7.1 shall become nonexclusive. The Parties will cooperate in such Prosecution in all respects. Each Party will provide the other Party all reasonable assistance and cooperation in such Prosecution efforts, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution. Each Party will provide the other Party with copies of any documents it receives or prepares in connection with such Prosecution and will inform the other Party of the progress of it. Before filing in connection with such Prosecution any document with a patent office, each Party will provide a copy of the document to the other Party sufficiently in advance to enable the other Party to comment on it, and the first Party will give due consideration to such comments.

(d) Patent Term Extensions. The Parties will confer regarding the desirability of seeking in any country any patent term extension, supplemental patent protection or related extension of rights with respect to the Product Specific Patents. BMS shall have the sole right, but not the obligation, to apply for any such extension or protection. Neither Party will proceed with such an extension until the Parties have consulted with one another and agreed to a strategy therefor, provided that in the case where the Parties are unable to reach consensus, BMS will have the final decision-making authority with respect to such decision; provided further that such decision will be made in accordance with Applicable Law so as to maximize marketing exclusivity for the Product in the Field. Without limiting the foregoing, CytomX covenants that it will not seek patent term extensions, supplemental protection certificates, or similar rights or extensions for the Product Specific Patents without the prior written consent of BMS, not to be unreasonably withheld. Each Party will cooperate fully with and provide all reasonable assistance to the other Party and use all commercially reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) in connection with obtaining any such extensions for the Product Specific Patents consistent with such strategy. To the extent reasonably and legally required in order to obtain any such extension in a particular country, each Party will make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country. If BMS seeks a patent term extension, supplemental patent protection or related extension of rights with respect to any BMS Patent covering a Product, then for the purpose of calculating the Royalty Term, the last-to-expire Patent among the CytomX Patent Rights or Product Specific Patent will be deemed to be extended by the same amount of time as the BMS Patent.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

9.3 Data Exclusivity. As applicable, BMS will have the sole right and authority for securing, maintaining and enforcing exclusivity rights that may be available under Applicable Law in a country for a Product, such as any data, market, pediatric, orphan drug or other regulatory exclusivity periods. CytomX will cooperate fully with and provide all reasonable assistance to BMS and use all commercially reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) to seek, maintain and enforce all data exclusivity periods available for the Products.

9.4 Prosecution of Other Patents

(a) Joint Patents That Are Not CytomX Patent Rights or Product Specific Patents. This Section 9.4(a) will apply only to Joint Patents that are not CytomX Patent Rights or Product Specific Patents. BMS will have the first right, but not the obligation, to Prosecute in all jurisdictions all Joint Patents that are not CytomX Patent Rights or Product Specific Patents. If BMS determines in its sole discretion to abandon, cease prosecution of or otherwise not file or maintain any such Joint Patent in any jurisdiction, then BMS will provide CytomX written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights) and will provide CytomX with the opportunity to prepare, file, prosecute and maintain such Joint Patent in such jurisdiction. The Party that is responsible for Prosecuting a particular Joint Patent (the “Prosecuting Party”) will provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patent, and such other Party will provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party will provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding such Joint Patent being prosecuted by such Party, and will provide the other Party drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that such other Party may have an opportunity to review and comment thereon. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. Unless the Parties agree otherwise, each Party will bear its own internal costs and the Patent Prosecution Costs that it incurs with respect to the Prosecution of such Joint Patents that are not CytomX Patent Rights or Product Specific Patents.

(b) BMS Patents. BMS will have the sole right and authority with respect to BMS Patents in any jurisdiction, including Prosecution and enforcement. BMS will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such BMS Patents.

(c) CytomX Patent Rights. As between the Parties, CytomX will have the sole right and authority, but not the obligation, to Prosecute in all jurisdictions all CytomX Patent Rights other than the Product Specific Patents (“Other Cytomx Patents”). CytomX will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such CytomX Patent Rights.

(d) Tools Patents. As between the Parties, CytomX will have the sole right and authority with respect to Patents among the Tools in any jurisdiction, including Prosecution and enforcement. CytomX will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such Tool Patents.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

9.5 Infringement of Product Specific Patents and CytomX Patent Rights by Third Parties.

(a) Notification. The Parties will promptly notify each other of any actual, threatened, alleged or suspected infringement by a Third Party (an “Infringement”) of the Product Specific Patents or CytomX Patent Rights with respect to any Third Party products or compounds that are Probodies targeting a Collaboration Target in the Territory. A notice under 42 U.S.C. 262(l) (however such section may be amended from time to time during the Term) with respect to a Product will be deemed to describe an act of Infringement, regardless of its content. As permitted by Applicable Law, each Party will promptly notify the other Party in writing of any such Infringement of which it becomes aware, and will provide evidence in such Party’s possession demonstrating such Infringement. In particular, each Party will notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any Product Specific Patents or CytomX Patent Rights Covering a Compound or Product (including methods of use or manufacture thereof). Such notification and copies will be provided by the Party receiving such certification to the other Party as soon as practicable and, unless prohibited by Applicable Law, at least within five (5) days after the receiving Party receives such certification. Such notification and copies will be sent by facsimile and overnight courier to BMS at the address set forth below, and to CytomX at the address specified in Section 17.6.

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President and Chief Intellectual Property Counsel

Telephone: [***]

Facsimile: [***]

(b) Enforcement of Product Specific Patents. BMS will have the first right, but not the obligation, to bring and control, at its expense, an appropriate suit or other action before any government or private tribunal against any person or entity allegedly engaged in any Infringement (an “Infringement Action”) of any Product Specific Patent to remedy the Infringement (or to settle or otherwise secure the abatement of such Infringement) with respect to any Third Party products or compounds that are Probodies targeting a Collaboration Target in the territory. The foregoing right of BMS shall include the right to perform all actions of a reference product sponsor set forth in 42 USC 262(l). CytomX will have the right, at its own expense and by counsel of its choice, to be represented in any Infringement Action with respect to a Product Specific Patent (“Product Specific Infringement Action”). At BMS’ request, CytomX will join any Product Specific Infringement Action as a party and will use commercially reasonable efforts to cause any applicable Existing Third Party Licensor to join such Product Specific Infringement Action as a party (all at BMS’ expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action. BMS will have a period of one hundred and eighty (180) days after its receipt or delivery of notice and evidence pursuant to Section 9.5(a) to elect to so enforce such Product Specific Patents in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Infringement), provided, however, that such period will be more than one hundred and eighty (180) days to the extent Applicable Law prevents earlier enforcement of such Product Specific Patents (such as the enforcement process set forth in 42 USC 262(l)) and such period will be less than one hundred and eighty (180) days to the extent that a delay in bringing an action to enforce the applicable Product Specific Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer. In the event BMS does not so elect (or settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time or

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

twenty (20) days before the time limit, if any, for the filing of a Product Specific Infringement Action, whichever is sooner, it will so notify CytomX in writing and in the case where CytomX then desires to commence a suit or take action to enforce the applicable Product Specific Patents with respect to such Infringement in the applicable jurisdiction, the Parties will confer and upon BMS’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), CytomX will have the right to commence such a suit or take such action to enforce the applicable Product Specific Patents, at CytomX’s expense. Each Party will provide to the Party enforcing any such rights under this Section 9.5(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(c) Settlement. Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Product Specific Infringement Action in any manner that would adversely affect a Product Specific Patent or that would limit or restrict the ability of BMS (or its Affiliates or Sublicensees, as applicable) to sell Products anywhere in the Territory.

(d) Expenses and Recoveries. A Party bringing a Product Specific Infringement Action under this Section 9.5 against any Third Party engaged in Infringement of the Product Specific Patents will be solely responsible for any expenses incurred by such Party as a result of such Product Specific Infringement Action. If such Party recovers monetary damages from such Third Party in such Product Specific Infringement Action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) if BMS is the Party bringing such Product Specific Infringement Action, such remaining funds will be retained by BMS and treated as Net Sales of Product, and (iii) if CytomX is the Party bringing such Product Specific Infringement Action, such remaining funds will be retained as ninety percent (90%) by CytomX and ten percent (10%) by BMS.

9.6 Enforcement of Joint Patents That Are Not CytomX Patent Rights or Product Specific Patents.

(a) BMS will have the right, but not the obligation, to bring at its expense an appropriate suit or other action against any Third Party allegedly engaged in any Infringement of Joint Patents that are not CytomX Patent Rights or Product Specific Patents. BMS will have a period of one hundred eighty (180) days after its receipt or delivery of notice of such Infringement to elect to so enforce such Joint Patent (or to settle or otherwise secure the abatement of such Infringement), provided, however, that such period will be more than one hundred and eighty (180) days to the extent Applicable Law prevents earlier enforcement of such Joint Patents (such as the enforcement process set forth in 42 USC 262(l)) and such period will be less than one hundred eighty (180) days to the extent that a delay in bringing an action to enforce the applicable Joint Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer. In the event BMS does not so elect (or settle or otherwise secure the abatement of such Infringement), it will so notify CytomX in writing and in the case where CytomX then desires to commence a suit or take action to enforce the applicable Joint Patents with respect to such infringement, the Parties will confer and CytomX will have the right to commence such a suit or take such action to enforce the applicable Joint Patents, at CytomX’s expense, subject to BMS’ prior written consent, not to be unreasonably withheld, conditioned or delayed.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Each Party will provide to the Party enforcing any such rights under this Section 9.6(a) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(b) Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any claim, suit or action that it may bring with respect to a Joint Patent that is not a CytomX Patent Right or Product Specific Patent.

(c) A Party bringing a claim, suit or action under Section 9.6(a) against any Third Party engaged in Infringement of any Joint Patent that is not a CytomX Patent Right or Product Specific Patent will be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) if BMS is the Party bringing such suit, such remaining funds will be retained by BMS and treated as Net Sales of Product, and (iii) if CytomX is the Party bringing such Infringement Action, such remaining funds will be retained as ninety percent (90%) by CytomX and ten percent (10%) by BMS.

9.7 Enforcement of Joint Patents that are CytomX Patent Rights.

(a) CytomX will have the sole right, but not the obligation, to bring at its expense an appropriate suit or other action against any Third Party allegedly engaged in any Infringement of Joint Patents that are CytomX Patent Rights. CytomX will have the sole discretion after its receipt or delivery of notice of such Infringement to elect to so enforce such CytomX Patent Rights (or to settle or otherwise secure the abatement of such Infringement). In the event CytomX does not so elect (or settle or otherwise secure the abatement of such Infringement), it will so notify BMS in writing and in the case where BMS then desires to commence a suit or take action to enforce the applicable Other Cytomx Patents with respect to such Infringement, the Parties will confer, but CytomX will have no obligation to enforce such CytomX Patent Rights. BMS will provide to CytomX reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(b) Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), CytomX will not settle any Infringement Action related to Joint Patent that are CytomX Patent Rights in any manner that would limit or restrict the ability of BMS (or its Affiliates or Sublicensees, as applicable) to sell Products anywhere in the Territory.

(c) Except as expressly set forth herein, CytomX retains all rights to enforce and settle claims with respect to any Infringement of a CytomX Patent Right.

9.8 A Party bringing a claim, suit or action under Section 9.7(a) against any Third Party engaged in Infringement of any Other CytomX Patent will be solely responsible for any expenses incurred by such

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Party as a result of such claim, suit or action. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) if BMS is the Party bringing such suit, such remaining funds will be retained by BMS and treated as Net Sales of Product and (ii) if CytomX is the Party bringing such Infringement Action, such remaining funds will be retained as ninety percent (90%) by CytomX and ten percent (10%) by BMS.

9.9 Third Party Rights.

(a) The Parties will promptly notify each other of any written allegation that any activity pursuant to this Agreement infringes the Patent rights of any Third Party. In addition, the Parties will notify each other if either Party desires to obtain a license or otherwise pursue a defense or settlement with respect to any Third Party Patent that may be considered to Cover Products or Compounds or their use.

(b) Subject to Section 9.9(c), (d) and (e), with respect to any Third Party Patent under Section 9.9(a), BMS will have the first right to seek a license, at its expense, with respect to such Third Party Patent that specifically Covers the composition, formulation, method of use of any Compound and/or Product (to the extent such Patent Covers the foregoing and is not more generally applicable to Probodies other than Compounds and/or Products). Subject to Section 9.9(c), (d) and (e), in all other cases with respect to any Third Party Patent under Section 9.9(a), CytomX shall have the first right to control, at its expense, obtaining a license with respect to such Third Party Patent, and to negotiate the terms and conditions of, to enter into and make all the payments due pursuant to a license agreement with respect to such Third Party Patent (with the Third Party Patent rights required by BMS with respect to Compounds and Products being included in the CytomX Patent Rights and sublicensed by CytomX to BMS under Section 7.1) (such license agreement between CytomX and such Third Party being a “Necessary License Agreement”). In the event that CytomX elects to obtain such a Necessary License Agreement, CytomX will use Diligent Efforts to enter into such Necessary License Agreement. In the case that CytomX has not entered into such Necessary License Agreement for any reason within a reasonable period of time (but in any event no longer than six (6) months) after the Parties have mutually agreed that CytomX will seek the Necessary License Agreement, BMS shall then have the right to proceed, at its expense, with such license with respect to such Third Party Patent as it decides in its sole discretion, subject to Section 9.9(c), (d) and (e).

(c) Notwithstanding the foregoing, in the case a claim of infringement of a Patent is brought against a Party in a suit or other action or proceeding with respect to any Third Party Patent under Section 9.9(a), such Party will have the right, at its own expense and by counsel of its own choice, to prosecute and defend any such claim in such suit or other action or proceeding. If both Parties are named, the Parties shall meet and determine who is best situated to lead any such suit or other action or proceeding.

(d) Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any claim under this Section 9.9 in any manner that would have an adverse effect on the other Party.

(e) The Parties will cooperate in all respects with one another in prosecuting or defending any action pursuant to this Section 9.9.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

9.10 Reexaminations, Oppositions and Related Actions.

(a) The Parties will promptly notify each other in the event that any Third Party files, or threatens to file, any paper in a court, patent office or other government entity, seeking to invalidate, reexamine, oppose or compel the licensing of any CytomX Patent Right or Product Specific Patent (any such Third Party action being a “Patent Challenge”).

(b) BMS will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge against a Product Specific Patent, except in the case where such Patent Challenge is made in connection with an Infringement Action in which case the enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 9. In the case where BMS controls the defense of such Patent Challenge, CytomX will have the right, at its own expense and by counsel of its choice, to be represented in any such effort. If BMS fails to take action to defend such Patent Challenge within thirty (30) days of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then CytomX will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

(c) CytomX will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge related to any Other CytomX Patent, except in the case where such Patent Challenge is made in connection with an Infringement Action in which case the enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 9. In the case where CytomX controls the defense of such Patent Challenge, BMS will have the right, at its own expense and by counsel of its choice, to be represented in any such effort. If CytomX fails to take action to defend such Patent Challenge within thirty (30) days of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then BMS will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

9.11 Disclosure of Inventions. Each Party will promptly disclose to the other Party all invention disclosures submitted to such Party by its or its Affiliates’ employees describing Joint Inventions and Sole Inventions. Each Party will also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

9.12 Patent Contacts. Each Party will designate patent counsel representatives who will be responsible for coordinating the activities between the Parties in accordance with this Article 9 (each a “Patent Contact”). Each Party will designate its initial Patent Contact within thirty (30) days following the Effective Date and will promptly thereafter notify the other Party of such designation. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent will as soon as reasonably practicable appoint a successor. Each Party will promptly notify the other Party of any substitution of another person as its Patent Contact. The Patent Contacts will, from time to time, coordinate the respective patent strategies of the Parties relating to this Agreement. In particular the Patent Contacts will review and update the list of CytomX Patent Rights and Product Specific Patents from time to time to ensure that all Products being Developed or Commercialized are covered.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

9.13 Personnel Obligations. Prior to receiving any Confidential Information or beginning work under this Agreement relating to any research, Development or Commercialization of a Compound or a Product, each employee, agent or independent contractor of BMS or CytomX or of either Party’s respective Affiliates will be bound in writing by non-disclosure and invention assignment obligations which are consistent with the obligations of BMS or CytomX under this Agreement (provided that where necessary in the case of a Third Party (i) such Third Party shall agree to grant BMS or CytomX, as the case may be, an exclusive license with the right to grant sublicenses with respect to resulting inventions and Patents and (ii) the period of time with respect to non-disclosure obligations may be shorter, but in no event less than seven (7) years from the effective date of the written obligation).

9.14 Further Action. Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and perform its obligations pursuant to this Article 9; provided, however, that neither Party will be required to take any action pursuant to Article 9 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

10. TRADEMARKS

10.1 Product Trademarks. BMS shall be solely responsible for the selection (including the creation, searching and clearing), registration, maintenance, policing and enforcement of all trademarks developed for use in connection with the marketing, sale or distribution of Products in the Field in the Territory (the “Product Marks”). BMS shall own all Product Marks, and all trademark registrations for said marks.

10.2 Use of Name. Neither Party shall, without the other Party’s prior written consent, use any trademarks or other marks of the other Party (including the other Party’s corporate name), trademarks, advertising taglines or slogans confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement or for any other purpose, except as may be expressly authorized in writing in connection with activities under this Agreement and except to the extent required to comply with Applicable Law.

10.3 Further Actions. Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and/or perform its obligations pursuant to this Article 10; provided, however, that neither Party shall be required to take any action pursuant to Article 10 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

11. EXCLUSIVITY

11.1 Exclusivity. CytomX agrees that it will not work independently of this Agreement during the Term for itself or any Third Party (including the grant of any license or option to any Third Party) or enable a Third Party with respect to discovery, research, development and/or commercialization activities with respect to (i) Compound(s) and/or Product(s) in the Territory and/or (ii) any Collaboration Target (including any discovery, research, development and/or commercialization activities with respect to any Probody that selectively binds to any Collaboration Target, whether or not it also selectively binds another Target).

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

12. CONFIDENTIALITY

12.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that, for the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such Information that the Receiving Party can demonstrate by competent written proof:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party without obligations of confidentiality to the Disclosing Party with respect thereto; or

(e) is subsequently independently discovered or developed by the Receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the Disclosing Party, as demonstrated by documented evidence prepared contemporaneously with such independent development.

All Information generated by either Party in the Development of a Compound or Product after the Effective Date or licensed to BMS hereunder shall be treated as the Confidential Information of BMS.

12.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a) filing or prosecuting Patents in accordance with Article 9;

(b) subject to Section 12.3, regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the FDA, as necessary for the Development or Commercialization of a Product, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c) prosecuting or defending litigation;

(d) complying with Applicable Law, including regulations promulgated by securities exchanges;

(e) subject to Section 12.3, complying with Applicable Law, including regulations promulgated by securities exchanges;

(f) disclosure to its Affiliates, employees, agents, independent contractors, licensors and any Sublicensees of the CytomX Technology or Product Specific Patents only on a need-to-know basis

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure, provided further that the term of such disclosee’s obligations regarding confidentiality and non-use may be limited to seven (7) years after the date of disclosure to the disclosee, and yet further provided that disclosures of Joint Inventions by either Party do not require such restrictions;

(g) disclosure of this Agreement (including its material terms) to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner, and others on a reasonable need-to-know basis; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure;

(h) disclosure of the stage of Development of Products under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure;

(i) disclosure of certain blinded data generated under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that (A) each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure and (B) any such disclosure by CytomX shall be subject to BMS’ prior written approval, such approval not to be unreasonably withheld, conditioned or delayed; and

(j) disclosure pursuant to Section 12.5.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(c) or 12.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder, except as permitted in this Section 12.2.

Nothing in Sections 12.1 or 12.2 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

12.3 Publicity; Terms of Agreement.

(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3. Except as set forth in Section 12.3(b) and 12.3(c), each Party agrees not to issue any press release or other public announcement disclosing the terms of this Agreement or the transaction contemplated hereby without the prior written consent of the other Party. Notwithstanding the foregoing, the

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Parties agree upon a mutual press release to announce the execution of this Agreement, which is attached hereto as Exhibit H; thereafter, CytomX and BMS may each disclose to Third Parties the information contained in such press release without the need for further approval by the other Party.

(b) In the case of a press release or governmental filing concerning the terms of this Agreement or the transaction contemplated hereby required by Applicable Law (where reasonably advised by the disclosing Party’s counsel), the disclosing Party shall give prior advance notice (to the extent it reasonably can) of the proposed text of such release or filing to the other Party for its prior review but shall not be required to obtain approval therefor.

(c) The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other Government Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than five (5) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed. No such notice shall be required under this Section 12.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

(d) Each Party shall require each of its Affiliates and private investors to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 12.1 through Section 12.3 as if each such Affiliate and each such investor were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate or investor.

12.4 Publications. Neither Party shall publicly present or publish results of studies carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by Applicable Law, in which case Section 12.3 shall apply with respect to disclosures required by the SEC and/or for regulatory filings. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication. The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had thirty (30) days to comment on any material in such Publication. The submitting Party shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for Publication; provided that the submitting Party agrees to delay such Publication as necessary to enable the Parties to file a Patent if such Publication might adversely affect such Patent. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. Notwithstanding the foregoing, BMS shall not have the right to publish or present CytomX’s Confidential Information without CytomX’s prior written consent, and CytomX shall not have the right to publish or present BMS’ Confidential Information without BMS’ prior written consent. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate. This Section 12.4 shall not limit and shall be subject to Section 12.5.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Nothing contained in this Section 12.4 shall prohibit the inclusion of information in a patent application claiming, and in furtherance of, the manufacture, use, sale or formulation of a Compound, provided that the non-filing Party is given a reasonable opportunity to review, comment upon and/or approve the information to be included prior to submission of such patent application, where and to the extent required by Article 9 hereof. Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct Clinical Trials of Compounds and Products. The Parties recognize that such investigators operate in an academic environment and may release information regarding such studies in a manner consistent with academic standards; provided that each Party will use reasonable efforts to prevent publication prior to the filing of relevant patent applications and to ensure that no Confidential Information of either Party is disclosed.

12.5 Publication and Listing of Clinical Trials and Compliance with other Policies, Orders and Agreements. The Parties agree to comply, with respect to the Compounds and Products, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, (b) any applicable court order, stipulations, consent agreements and settlements entered into by a party, and (c) BMS’ Research and Development policy concerning Clinical Trials Registration and Disclosure of Results as amended from time to time and other BMS policies or other policies adopted by it for the majority of its other pharmaceutical products with regard to the same (to the extent the same either are not in direct conflict with the documents referred to in clauses (a) and (c) above and, in the case of CytomX, to the extent such policies are provided by BMS to CytomX in writing prior to requiring their implementation under this Agreement).

12.6 Effect of Change of Control of CytomX. In the event that CytomX is acquired in a Change of Control Transaction by a Third Party (an Acquirer as defined below), then:

(a) the intellectual property of such Acquirer held or developed by such Acquirer prior to such acquisition (“Acquirer Technology”) shall be excluded from the CytomX Technology and Product Specific Patents;

(b) intellectual property that, following such Change of Control Transaction, is developed, made or otherwise acquired or controlled by the Acquirer without material use of proprietary CytomX Know-How or BMS’s Confidential Information (such proprietary know-how or BMS’s Confidential Information, the “Segregated Technology”) shall not be included within the CytomX Technology or Product Specific Patents. CytomX shall take reasonable steps to limit data access and sharing between CytomX personnel working on the Preclinical Development Program or having access to data from the Preclinical Development Program or any BMS Confidential Information and CytomX personnel working on Segregated Technology.

(c) Notwithstanding the foregoing, if rights to Segregated Technology were granted to the Acquirer prior to the Change of Control, then the use of such Segregated Technology in accordance with such grant (and consistent with the exclusive licenses granted under this Agreement) shall not be deemed use of Segregated Technology for purposes of this Section 12.6 but shall be deemed Acquirer Technology;

(d) such Acquirer (and Affiliates of such Acquirer which are not controlled by (as defined under the Affiliate definition in Article 1) CytomX itself) shall be excluded from the Affiliate definition solely for purposes of the applicable components of the CytomX Technology or Product Specific Patents. For clarity, the Acquirer has sole discretion as to whether it will contribute its intellectual property or know-how to CytomX’s activities and CytomX Technology or Product Specific Patents under this Agreement;

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

(e) As used herein, “Acquirer” means the Third Party involved in the Change of Control Transaction, and any Affiliate of such Third Party that was not an Affiliate of the Acquired Party immediately prior to the Change of Control; and “Acquired Party” means the Party that was the subject of such Change of Control, together with any entity that was its Affiliate immediately prior to the Change of Control.

(f) The provisions of Section 11.1 shall not apply to any Acquirer Technology or Segregated Technology or to any products developed without material use of Segregated Technology.

12.7 Termination of Prior CDA. This Agreement terminates, as of the Execution Date, the Prior CDA. All Information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the corresponding Party under this Agreement and shall be subject to the terms of this Article 12.

13. TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall continue, on a Product-by-Product and country-by-country basis until such time as neither Party has any obligation to the other under this Agreement in such country with respect to such Product (the “Term”).

13.2 Termination by BMS at Will.

(a) Termination by BMS at Will. BMS may terminate this Agreement as a whole, or on a country-by-country basis, at any time after the second anniversary of the Effective Date or, at any time after the Effective Date, on a Collaboration Target-by-Collaboration Target basis, effective upon two (2) months prior written notice to CytomX in the case where Regulatory Approval has not been obtained for any applicable Product to such Collaboration Target in either the U.S. or the EU, or upon four (4) months prior written notice to CytomX in the case where Regulatory Approval has been obtained in either the U.S. or the EU for an applicable Product to such Collaboration Target. Following any such termination under this Section 13.2(a) becoming effective as to the Agreement as a whole, no further funding of FTEs by BMS shall be payable, BMS’ obligations to purchase common shares in connection with an initial public offering of CytomX common stock pursuant to Section 8.1(b) shall no longer apply, and no milestone payments will be due on milestones achieved during the period between the notice of termination and the effective date of termination.

(b) Termination by BMS for Safety Reasons. BMS may terminate this Agreement on a Collaboration Target-by-Collaboration Target basis upon written notice to CytomX based on Safety Reasons. Upon such termination for Safety Reasons, BMS shall be responsible, at its expense, for the wind-down of any Development of applicable Product (including any Clinical Trials for the applicable Product being conducted by or on behalf of BMS) and any Commercialization activities for applicable Product. Such termination shall become effective upon the date that BMS notifies CytomX in writing that such wind-down is complete. Following any such notice of termination under this Section 13.2(b), no milestone payments will be due on milestones achieved during the period between the notice of termination and the effective date of termination.

(c) No Recourse. Any termination right exercised by BMS pursuant to Section 13.2(a) shall be without liability or recourse to BMS, other than as set forth therein or herein or pursuant to BMS’ obligation to comply with Section 13.7 or Section 13.10 hereof.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

13.3 Termination by Either Party for Breach.

(a) Either Party may terminate this Agreement with respect to any Collaboration Target (on a Collaboration Target-by-Collaboration Target basis) as to the entire Territory or with respect to any country (on a country-by-country basis), in the event the other Party materially breaches this Agreement, and such breach shall have continued for ninety (90) days (or, if such default cannot be cured within such ninety (90) day period, if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach, but in no case longer than 180 days after notice) after written notice shall have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied and stating an intention to terminate if not so cured (a “Termination Notice”). Except as set forth in Section 13.3(b), any such termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured any such breach prior to the expiration of the ninety (90) day period (or, if such default cannot be cured within such ninety (90) day period, if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach, but in no case longer than 180 days after such notice).

(b) If the alleged breaching Party disputes the existence or materiality of a breach specified in a Termination Notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within said ninety (90) day period after receiving such Termination Notice, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) with respect to the applicable Collaboration Target and country or countries unless and until such dispute has been submitted to arbitration in accordance with Article 16. In such event, and where such dispute relates: to a Compound or Product that has not commenced clinical development or to a payment obligation, the arbitrators shall make a determination, within sixty (60) days after submission of such dispute, whether or not the period to cure the asserted breach under Section 13(a) should be tolled pending a final determination of such dispute. In the event the arbitrators so determine that, under the circumstances (including the potential impact on each Party), it is fair and reasonable that the cure period be tolled pending resolution of the dispute, or in any case where such dispute relates to a Compound or Product that has commenced clinical development, the non-breaching Party shall not have the right to terminate this Agreement unless and until it has been finally determined under Section 16.2 that this Agreement has been materially breached, and the breaching Party fails to cure such breach within ninety (90) days following such arbitrators’ decision under Section 16.2 (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) Business Days following such arbitrators’ decision). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. It is understood and agreed that the ninety (90) day cure period set forth in Section 13.3(a) shall be tolled during the period commencing from such time as the alleged breaching Party disputes a breach in accordance with this Section 13.3(b), until such time as the arbitrator makes his or her determination under this Section 13.3(b) as to whether the cure period should continue to be tolled (to the extent applicable).

(c) No milestone payments by BMS will be due on milestones achieved, with respect to the applicable Major Market(s) for which termination is sought, during the period between the notice of termination under this Section 13.3 and the effective date of termination; provided, however, if the allegedly breaching Party provides notice of a dispute pursuant to Section 13.3(b) then the arbitrator shall also make a

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

determination whether, under the circumstances, milestone payments will continue to be due for each milestone achieved during the period between the notice of termination under this Section 13.3 and the resolution of such dispute. In any event, if such dispute is resolved in a manner in which no termination of this Agreement occurs with respect to a Major Market for which a milestone was achieved, then upon such resolution BMS will promptly pay to CytomX the applicable milestone payment for each milestone achieved during the period between the notice of termination under this Section 13.3 and the resolution of such dispute.

13.4 [Reserved].

13.5 Termination by Either Party for Insolvency. A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within forty-five (45) days after the filing thereof. “Insolvency Event” means circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or business; (ii) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (iii) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (iv) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

13.6 Effects of Termination of this Agreement. Upon termination of this Agreement by BMS under Section 13.2(a) or by CytomX under Section 13.3, or Section 13.5 or the substitution of a Collaboration Target with a Substitute Target under Section 3.3 (except as the application of such Sections may be limited as provided in a given subsection of this Section 13.6), the following shall apply with respect to the terminated Collaboration Targets (in addition to any other rights and obligations under this Agreement with respect to such termination).

(a) Obligations. The licenses granted to BMS in Section 7.1 shall terminate solely with respect to the Collaboration Target(s) for which the termination becomes effective and, BMS shall retain a non-exclusive, worldwide license under Section 7.1 to sell, offer for sale and import Products during the Commercialization Wind-Down Period (if any) in accordance with Section 13.7(b) (including the right to sell such Products through BMS Sublicensees if BMS were using such Sublicensees to sell same prior to such termination date). To the extent such obligations existed prior to such termination, BMS shall not have any Diligent Efforts obligations thereafter with respect to the Development and Commercialization of any Compounds or Products for the terminated Collaboration Target. CytomX’s obligations pursuant to Section 11.1 with respect to such Collaboration Target shall terminate, and all rights granted by CytomX to BMS with respect to such Collaboration Target shall revert to CytomX, including the rights granted BMS with respect to such terminated Collaboration Target under Sections 7.1 and 7.2. Any Collaboration Target with respect to which this Agreement has been terminated shall no longer be considered a Collaboration Target for all purposes of this Agreement, including Sections 3.1, 3.6, 3.7, 3.8, 3.9, 3.12, 6.2, 9.2, 9.4 and 11.1, without limiting any obligations under Article 12.

(b) Licenses. In the event that such termination occurs with respect to a Collaboration Target in a country or countries, BMS shall grant, and hereby grants, to CytomX with respect to the applicable country or countries:

(i) a license of scope of the same scope as the license granted under Section 7.3(c) with respect to such country or countries, which license shall survive termination of this Agreement and be perpetual;

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

(ii) a non-exclusive, royalty-free, paid-up, perpetual, sublicensable, non-exclusive license under any Patents Controlled by BMS and that were made by BMS using CytomX Technology or in performance of BMS’s obligations or exercise of BMS’s rights under this Agreement, and any Information that BMS is obligated to provide CytomX under Section 13.6(d) below, in order to make, have made, use, sell, offer for sale and import Probodies alone or incorporated in products (other than any specific Compound(s) or Product(s) identified by BMS prior to the notice of termination and comprising or incorporating an Antibody that is Controlled by BMS (other than by virtue of this Agreement)) with respect to the terminated Collaboration Target; and

(iii) on terms to be agreed by the Parties (but without any obligation to enter into an agreement), an exclusive or non-exclusive, sublicenseable, royalty-bearing license to make, have made, use, sell, offer for sale and import Probodies with respect to the terminated Collaboration Target in any such terminated country under Patents and Information Controlled by BMS and its Affiliates other than that licensed to CytomX under Section 13.6(b)(ii) above.

(c) Commercialization. BMS, its Affiliates and Sublicensees shall be entitled to continue to sell (but not to actively promote after the effective date of termination) any existing inventory of Products in each terminated country of the Territory for which Regulatory Approval therefor has been obtained (provided that such Products shall have launched in each such terminated country as of the applicable effective date of termination), in accordance with the terms and conditions of this Agreement (the “Commercialization Wind-Down Period”).

(d) Regulatory Materials. Unless terminated for Safety Reasons in accordance with section 13.2(b), upon CytomX’s written request, BMS shall use commercially reasonable efforts to provide CytomX with copies of preclinical and clinical data for Compounds or Products directed to the terminated Collaboration Target and Regulatory Materials for any Compounds or Product(s) targeting the terminated Collaboration Target in all country(ies) or territories that are held or controlled by or under authority of BMS, its Affiliates or Sublicensees, that are necessary for the Development and/or Commercialization of Probodies (other than any specific terminated Compound(s) or Product(s)) with respect to the terminated Collaboration Target in such country(ies) or territories.

(e) Return of Confidential Information. Within thirty (30) days after termination is effective, BMS shall destroy all tangible items comprising, bearing or containing any Confidential Information of CytomX that are in BMS’ or its Affiliates’ possession or control, to the extent such Confidential Information relates to and Compounds or Products directed to the Collaboration Target that was terminated, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to CytomX, as CytomX may direct, at CytomX’s expense; provided that BMS may retain one copy of such Confidential Information for its legal archives, and provided further that BMS shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(f) Payments. CytomX shall remain entitled to receive payments that accrued before the effective date of such termination.

(g) Country-by-Country Termination. Subject to Section 13.6(c), if BMS terminated this agreement with respect to a given Collaboration Target in a particular country or countries, under Section 13.2 above, then BMS agrees to cease Development and Commercialization of Products against such Collaboration Target in such country or countries.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

13.7 Effects of Termination of Agreement by BMS under Section 13.3(a) or Section 13.5. Upon termination of this Agreement by BMS under Section 13.3(a) or Section 13.5 the following shall apply:

(a) All CytomX obligations under the applicable Preclinical Development Program with respect to each terminated Collaboration Target shall cease, and CytomX shall have no further obligation to: (i) perform any of its obligations under the applicable Preclinical Plan with respect to such terminated Collaboration Target, (ii) to provide any additional assistance or technology transfer related to such terminated Collaboration Target, including under Sections 3.9, 3.12, 6.2 and 6.4, or (iii) to disclose or provide any rights with respect to such terminated Collaboration Target under any Third Party agreements entered into after the date of termination pursuant to Section 8.5(c)(i) or 8.5(c)(ii);

(b) all rights and licenses granted to BMS under Sections 7.1 and 7.2 of this Agreement shall survive but shall become perpetual;

(c) BMS’ obligations to pay royalties and milestones under Sections 8.3 through 8.5 of this Agreement shall survive such termination in an amount, provided that all such royalties and milestones shall be reduced to fifty percent (50%) of the amount that would otherwise have been payable under this Agreement, provided that in no event will the royalties payable to CytomX for any Product be reduced below two percent (2%);

(d) CytomX shall remain entitled to receive payments that accrued before the effective date of such termination;

(e) BMS shall have no further Diligent Efforts obligations under Sections 4.1 or 5.1;

(f) BMS shall remain entitled to select Additional Targets or Substitute Targets, as applicable, pursuant to Section 3.3(c) and subject to payment of any Additional Target Payments pursuant to Section 8.2 of this Agreement.

13.8 Effects of Expiration of Agreement. Upon the expiration of the Royalty Term (i.e., in the case where there is no earlier termination pursuant to this Article 13), on a Compound-by-Compound, Product-by-Product and country-by-country basis, the licenses granted to BMS under Article 7 with respect to CytomX Technology shall convert to a non-exclusive, perpetual, fully paid-up, non-royalty-bearing, sublicensable license.

13.9 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Subject to and without limiting the terms and conditions of this Agreement (including Section 15.4), expiration or termination of this Agreement shall not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

13.10 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 3.4 (with respect to any obligation incurred or accrued prior to such expiration or termination), 3.9 (with respect to materials transferred before such termination or expiration), 7.4, 7.5, 9.1, 8.6-8.15 (with respect to payments accrued prior to the date of termination or expiration), 9.4(a), (b) and (d), 9.6, 9.7, 9.12, 10.2, 12.1, 12.2, 12.7, 14.3, and Articles 1 (to the extent necessary to interpret other surviving sections), 13, 15, 16 and 17; and

(a) with respect to a termination by BMS pursuant to Section 13.2(a) (at will termination): 7.3(c) and 8.3-8.15 (with respect to payment obligations accrued during the Commercialization Wind-Down Period); and

(b) with respect to a termination by BMS pursuant Section 13.2(b) (Safety Reasons): 7.3(c); and

(c) with respect to termination by BMS pursuant to Section 13.3(a) (CytomX’ breach) or by BMS pursuant to Section 13.5 (CytomX’ insolvency): Sections 3.13, 3.14, 4.4, 4.5, 6.1, 6.3, 7.1 and 7.2 (subject to Section 13.7(c)), 8.2-8.5 (subject to Section 13.7(c), but not 8.5(c)(i) or 8.5(c)(ii)), 8.6-8.15, 9.2, 9.3, 9.5(b)-(d); and

(d) with respect to a termination by CytomX pursuant to Section 13.3(a) (BMS’ breach) or 13.5 (BMS’ insolvency): 7.3(c) and 8.3-8.15 (with respect to payment obligations accrued during the Commercialization Wind-Down Period).

All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

14. REPRESENTATIONS AND WARRANTIES

14.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Execution Date as follows:

(a) It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

(d) In the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(e) It has not, and will not, after the Effective Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

14.2 Representations and Warranties and Covenants by CytomX. CytomX hereby represents and warrants as of the Effective Date and, where denoted below, covenants to BMS as follows:

(a) CytomX has sufficient legal and/or beneficial title, ownership or license under its Patents and Information necessary for the purposes contemplated by this Agreement. The CytomX Technology existing as of the Effective Date is free and clear from any Liens of the CytomX Technology, and CytomX has sufficient legal and/or beneficial title, ownership or license thereunder to grant the licenses to BMS as purported to be granted pursuant to this Agreement. As of the Execution Date, except for the Patents licensed to CytomX under the Existing License Agreements, CytomX is the sole owner of all right, title and interest in and to (free and clear from any Liens of any kind) the CytomX Patent Rights and Product Specific Patents listed on Exhibits B and C. All fees required to maintain such issued Patent rights have been paid to date. To CytomX’s knowledge the CytomX Patent Rights and Product Specific Patents listed on Exhibits B and C constitute all Patents owned or Controlled by CytomX that would be infringed by the manufacture (as currently conducted), use or sale of Compounds and/or Products (but for the license granted by CytomX to BMS under Section 7.1).

(b) Other than the Existing License Agreements, CytomX has not entered into any agreements, either oral or written, with any Third Party relating to the Development, Commercialization or manufacture of the Compounds or Products. CytomX has provided BMS and/or its external legal counsel with true and complete copies of all Existing License Agreements, including all modifications, supplements or other amendments thereto as of the Effective Date.

(c) CytomX has not received any written notice from any Third Party asserting or alleging that the discovery, research and/or Development of Compounds or Products by CytomX prior to the Effective Date infringes the intellectual property rights of such Third Party. To CytomX’s knowledge, the CytomX Technology existing as of the Effective Date was not obtained in violation of any contractual or fiduciary obligation owed by CytomX or its employees or agents to any Third Party or through the misappropriation of the intellectual property rights (including any trade secrets) from any Third Party.

(d) To CytomX’s knowledge, except as disclosed by CytomX in writing to BMS’ in-house patent counsel prior to the Effective Date, the Development, Commercialization and manufacture after the Effective Date of the Compounds and Products can be carried out in the manner contemplated as of the Effective Date without infringing any issued patents owned or controlled by a Third Party. To CytomX’s knowledge, and except as disclosed by CytomX in writing to BMS’ in-house patent counsel prior to the Effective Date, the Development and manufacture of Compounds prior to the Effective Date by or on behalf of CytomX has been carried out without infringing any issued patents owned or controlled by a Third Party.

(e) There are no pending, and to CytomX’s knowledge no threatened, actions, suits or proceedings against CytomX involving the CytomX Technology as it relates to Compounds or Products.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

(f) To CytomX’s knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the CytomX Technology as it relates to Compounds or Products.

(g) To CytomX’s knowledge, the claims included in any issued CytomX Patent Rights or Product Specific Patents are valid and in full force and effect as of the Effective Date.

(h) CytomX has not granted (and CytomX covenants that during the Term it shall not grant, except in accordance with the express terms and conditions of this Agreement) any license or any option for a license under the CytomX Technology to any Third Party to make, use or sell any Compound or Product in any country in the Territory. CytomX covenants that during the Term it shall not grant any license or any option for a license to any Third Party, under any Patent that comes into the Control of CytomX in connection with this Agreement after the Effective Date (including a Patent for a CytomX Sole Invention or Joint Invention), to make, use or sell in the Field any Compound or Product in any country in the Territory. CytomX has not granted any Lien with respect to this Agreement or any of the CytomX Technology licensed by it to BMS under this Agreement. CytomX has not granted (and CytomX covenants that during the Term it shall not grant) to any Third Party any right or license or option to enforce or obtain any patent term extension for any of the Product Specific Patents.

(i) CytomX has disclosed in writing to BMS’ in-house patent counsel (i) all CytomX Patent Rights and Product Specific Patents existing as of the Effective Date that would be infringed by the Development, Commercialization or manufacture of Compounds or Products by BMS, but for the licenses granted in this Agreement, and (ii) the jurisdiction(s) by or in which each such CytomX Patent Right has been issued or in which an application for such CytomX Patent Right has been filed, together with the respective patent or application numbers. All fees required to maintain such issued CytomX Patent Rights and Product Specific Patents have been paid.

(j) No person, other than former or current employees of CytomX who are obligated in writing to assign his/her inventions to CytomX, is an inventor of any of the inventions claimed in the CytomX Patent Rights or Product Specific Patents filed or issued as of the Effective Date, except for those Third Party inventors of those inventions that fall within the CytomX Technology Controlled by CytomX licensed to CytomX under the Existing License Agreements. All inventors of any inventions included within the CytomX Technology that are existing as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patent rights to CytomX or to the Existing Third Party Licensor, as applicable. No present or former employee or consultant of CytomX owns or has any proprietary, financial or other interest, direct or indirect, in the CytomX Technology. To CytomX’s knowledge, there are no claims that have been asserted in writing challenging the inventorship of the CytomX Patent Rights or Product Specific Patents.

(k) CytomX has maintained and, unless otherwise agreed to by BMS, will maintain and keep in full force and effect all agreements and filings (including Patent filings, in accordance with Article 9) necessary to perform its obligations hereunder. CytomX and its Affiliates are in compliance in all material respects with each Existing License Agreement, and have performed all material obligations required to be performed by them to date under each Existing License Agreement. Neither CytomX nor its Affiliates are (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under the Existing License Agreement and, to the knowledge of CytomX, no other party to any Existing License Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder.

(l) No Third Party has any right under any agreement entered into by CytomX and such Third Party prior to the Execution Date, including a right of consent or a right of first negotiation, that would reasonably be expected to interfere with BMS’ exercise of its rights licensed under Section 7.1 hereof.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

14.3 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14 OR ELSEWHERE IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

15. INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1 Indemnification by CytomX for Third Party Claims. CytomX shall defend, indemnify, and hold BMS, its Affiliates, and their respective officers, directors, employees, and agents (the “BMS Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such BMS Indemnitees (collectively, “BMS Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “BMS Claims”) against such BMS Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) a breach of any of CytomX’s representations, warranties, covenants and obligations under this Agreement; (b) the gross negligence or willful misconduct of any CytomX Indemnitees or its Affiliates; (c) the research or Development of Compounds before the Effective Date; or (d) any breach by CytomX or its Affiliates of, or any failure by CytomX or its Affiliates, or their respective contractors or agents, to perform, observe or comply with any of the provisions of, an Existing License Agreement, except to the extent that such failure is attributable to a breach by BMS of its obligations under this Agreement. The foregoing indemnity obligation shall not apply to the extent that any BMS Claim is subject to indemnity pursuant to Section 15.2 and/or is based on or alleges a breach by BMS or its Affiliates of an obligation under an agreement between BMS or its Affiliates and a Third Party.

15.2 Indemnification by BMS for Third Party Claims. BMS shall defend, indemnify, and hold CytomX, its Affiliates, and each of their respective officers, directors, employees, and agents and the Existing Third Party Licensor, (the “CytomX Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such CytomX Indemnitees (collectively, “CytomX Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “CytomX Claims”) against such CytomX Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) the Development, manufacture, storage, handling, use, sale, offer for sale, and importation of any Compounds or Products by BMS or its Affiliates, or Sublicensees; (b) a breach of any of BMS’ representations, warranties, covenants and obligations under this Agreement; or (c) the gross negligence or willful misconduct of any BMS Indemnitees. The foregoing indemnity obligation shall not

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

apply to the extent that any CytomX Claim is subject to indemnity pursuant to Section 15.1 and/or is based on or alleges a breach by CytomX or its Affiliates of an obligation under an agreement between CytomX or its Affiliates and a Third Party.

15.3 Indemnification Procedures. The Party claiming indemnity under this Article 15 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”), and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case. If the Indemnifying Party does assume the defense of any Claim, it (i) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Article 15, (ii) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party and (iii) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party (including, for example, any settlement admitting fault or wrongdoing of the Indemnified Party, or consenting to any injunctive relief). The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 15.3, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. So long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 15.

15.4 Limitation of Liability. EXCEPT FOR (A) INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 15.1 OR 15.2 HEREUNDER, (B) A BREACH OF SECTION 11.1, AND/OR (C) ANY BREACH OF ANY OF SECTIONS 12.1, 15.1 AND 15.2 OF THIS AGREEMENT BY A PARTY OR ITS AFFILIATES, AND/OR (D) DAMAGES THAT ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO THE MAKING OF A PARTY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 14). IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

15.5 Insurance. BMS shall maintain a program of self-insurance sufficient to fulfill its obligations under this Agreement and CytomX shall procure and maintain insurance, including product liability insurance, with respect to its Preclinical Development Program activities and which are consistent with normal business practices of prudent companies similarly situated to such Party at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 15. CytomX shall provide BMS with written evidence of such insurance upon request, which evidence shall be treated as CytomX Confidential Information. CytomX shall provide BMS with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

16. DISPUTE RESOLUTION

16.1 Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement, subject to Section 16.5.

Accordingly, any disputes, controversies or differences, other than a matter within the final decision-making authority of BMS, which may arise between the Parties out of or in relation to or in connection with this Agreement shall be promptly presented to the Alliance Managers for resolution. If the Alliance Managers are unable to resolve such dispute within twenty (20) Business Days after a matter has been presented to them, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party within twenty (20) Business Days after receipt by the other Party of such written notice. If the matter is not resolved within twenty (20) Business Days following presentation to the Executive Officers, then:

(a) if such dispute, controversy or difference involves an Arbitrable Matter, either Party may invoke the provisions of Section 16.2; or

(b) if such dispute, controversy or difference involves a Litigable Matter, either Party may pursue such remedies as it may deem necessary or appropriate.

16.2 Arbitration. Any Arbitrable Matter that is not resolved pursuant to Section 16.1, shall be settled by binding arbitration to be conducted as set forth below in this Section 16.2.

(a) Either Party, following the end of the twenty (20) Business Day period referenced in Section 16.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party. In any proceeding under this Section 16.2, there shall be three (3) arbitrators. Within fourteen (14) days after delivery of such notice, each Party will nominate one arbitrator in accordance with the then current rules of the Judicial Arbitration and Mediation Services (“JAMS”). The two arbitrators so nominated will nominate a third arbitrator to serve as chair of the arbitration tribunal, such nomination to be made within twenty (20) days after the selection of the second arbitrator. The arbitrators shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, shall have appropriate experience

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements. In the case of any dispute involving an alleged failure to use Diligent Efforts, the arbitrators shall in addition be an individual with experience and expertise in the worldwide development and commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. In the case of a dispute involving a scientific or accounting matter or determination, an Expert having applicable expertise and experience will be selected by the Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such Expert if the Parties cannot agree on such Expert within twenty (20) days following the selection of the arbitrators). The governing law in Section 17.10 shall govern such proceedings. No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 16.2. The place of arbitration will be Chicago, Illinois, unless otherwise agreed to by the Parties, and the arbitration shall be conducted in English.

(b) The arbitrators shall set a date for a hearing that shall be held no later than sixty (60) days following the appointment of the last of such three arbitrators. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Comprehensive Arbitration Rules of JAMS applicable at the time of the notice of arbitration pursuant to Section 16.2(a), including the right of each Party to undertake document requests and up to five (5) depositions.

(c) The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 16.2(b). The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. Nothing contained herein shall be construed to permit the arbitrators to award punitive, exemplary or any similar damages. The arbitrators shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules which shall include findings of fact and conclusions of law. Any arbitration award may be entered in and enforced by a court in accordance with Section 16.3 and Section 16.8.

16.3 Award. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 16.2 shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.

16.4 Costs. Each Party shall bear its own legal fees in connection with any arbitration procedure. The arbitrators may in their discretion assess the arbitrators’ cost, fees and expenses (and those any Expert hired by the arbitrators) against the Party losing the arbitration.

16.5 Injunctive Relief. Nothing in this Article 16 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 16.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3 or Section 13.4.

16.6 Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and any award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law. Notwithstanding the foregoing, each Party shall have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of the other Party under Article 12 above.

16.7 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

16.8 Patent and Trademark Disputes. Notwithstanding Section 16.2, any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any Patents or Marks Covering the manufacture, use, importation, offer for sale or sale of Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

17. MISCELLANEOUS

17.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior CDA. In the event of any inconsistency between the Preclinical Plan and this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

17.2 HSR Act Filing. The Parties shall each, prior to or as promptly as practicable after the Execution Date of this Agreement, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice and any relevant foreign governmental authority any notifications required to be filed under the HSR Act and any applicable foreign equivalent thereof with respect to the transactions contemplated hereby; provided that the Parties shall each file the notifications required to be filed under the HSR Act no later than ten (10) business days after the Execution Date of this Agreement. Each Party shall be responsible for its own costs in connection with such filing, except that BMS shall be solely responsible for the applicable filing fees. The Parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act and any applicable foreign equivalent thereof to terminate or expire at the earliest

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

possible date after the date of filing. Each Party shall use its commercially reasonable efforts to ensure that its representations and warranties set forth in this Agreement remain true and correct at and as of the Effective Date as if such representations and warranties were made at and as of the Effective Date. Notwithstanding anything in this Agreement to the contrary, this Agreement (other than Article 9 and this Section 17.2) shall not become effective until the expiration or earlier termination of the waiting period under the HSR Act in the U.S., the expiration or earlier termination of any applicable waiting period under the antitrust or competition laws of any other jurisdiction, and the approval or clearance of the transactions contemplated by this Agreement in any jurisdiction requiring advance approval or clearance (the “Effective Date”).

17.3 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to CytomX or BMS from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

17.4 Rights in Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 17.4 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b) The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval and manufacture of Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

(c) Any intellectual property provided pursuant to the provisions of this Section 17.4 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

(d) In the event that after the Effective Date CytomX enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to BMS hereunder, CytomX will use commercially reasonable efforts to enable BMS to receive a direct license from any such Third Party in the event that such license agreement between CytomX and such Third Party is terminated during the Term solely on account of CytomX becoming a Bankrupt Party.

(e) Notwithstanding anything to the contrary in Article 9, in the event that CytomX is the Bankrupt Party, BMS may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any Product Specific Patents licensed to BMS under this Agreement without being required to consult with CytomX before taking any such actions, provided that such actions are consistent with this Agreement.

17.5 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues. The Party affected by such force majeure also shall notify the other Party of the anticipated duration of such force majeure, any actions being taken to avoid or minimize its effect after such occurrence, and shall take reasonable efforts to remove the condition constituting such force majeure. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lock-out, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

17.6 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.6, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

For CytomX:	CytomX Therapeutics, Inc. 343 Oyster Point Blvd., Suite 100 South San Francisco, CA, 94080—1913 Attention: CEO

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

With a copy to:	Kenneth A. Clark Wilson, Sonsini, Goodrich & Rosati LLP 650 Page Mill Road Palo Alto, CA 94303 Fax: 1-650-493-6811

For BMS:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: Senior Vice President, Strategy, Alliances and Transactions

With a copy to:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: Vice President and Assistant General Counsel, Business Development and Licensing

Furthermore, a copy of any notices required or given under Section 9.6(a) of this Agreement shall also be addressed to the Vice President and Chief Intellectual Property Counsel of BMS at the address set forth in Section 9.6(a).

17.7 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.8 Maintenance of Records. Each Party shall maintain complete and accurate records of all work conducted under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain such records for a period of four (4) years after such records are created; provided that records may be maintained for an appropriate longer period in accordance with each Party’s internal policies on record retention in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Each Party shall keep and maintain all records required by Applicable Law with respect to Products.

17.9 Assignment. Neither Party may assign this Agreement or assign or transfer any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent (i) to any Affiliate of such Party, provided that such transfer shall not adversely affect the other Party’s rights and obligations under this Agreement and that such assigning/transferring Party remains jointly and severally liable with such Affiliate for the performance of this Agreement and/or the assigned obligations, or (ii) to any Third Party successor-in-interest or purchaser of all or substantially all of the business or assets of such Party to which this Agreement relates (with such business and assets, in the case of CytomX, to include the CytomX Technology), whether in a merger, combination, reorganization, sale of stock, sale of assets or other transaction; provided, however, that in each case (i) and (ii) that the assigning Party provides written notice to the other Party of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

be bound) in the same manner as such assigning Party hereunder; and further provided that if such assignment by BMS would result in withholding or other similar taxes becoming due on payments to CytomX under this Agreement, then any such assignment will require CytomX’s prior written consent absent an express agreement by BMS or the assignee to pay or reimburse CytomX for any such taxes resulting from such assignment, such consent not to be unreasonably withheld or delayed. In addition, either Party may assign its right to receive proceeds under this Agreement or grant a security interest in such right to receive proceeds under this Agreement to one or more Third Parties providing financing to such Party pursuant to the terms of a security or other agreement related to such financing (i.e., for purposes of a royalty financing arrangement). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.9 shall be null, void and of no legal effect. For clarity, the provisions of this Section 17.9 shall not apply to or encompass sublicensing of the rights licensed to a Party under this Agreement.

17.10 Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction. For clarification, any dispute relating to the inventorship, scope, validity, enforceability or infringement of any patent right shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

17.11 Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.12 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.13 Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

17.14 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

17.15 No Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

17.16 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “day” or “quarter” shall mean a calendar day or quarter, unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties or the JRC hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

As used in this Agreement, the phrase ‘with respect to a given Collaboration Target’ or ‘with respect to any Collaboration Target’ or ‘for a Collaboration Target’ (or similar phrases) when referring to BMS’ licenses or license rights or Compounds ‘with respect to a Collaboration Target’ (or when referring to the termination of BMS’ licenses or license rights hereunder) refers to the licensed CytomX Technology or Product Specific Patent that applies to Compounds and Products targeting such Collaboration Target.

17.17 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.

[signature page follows]

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Execution Date.

Bristol-Myers Squibb Company		CYTOMX THERAPEUTICS, INC.

By:	/s/ Graham R. Brazier	By:	/s/ Sean McCarthy

Name:	Graham R. Brazier	Name:	Sean McCarthy

Title:	Vice President, Business Development	Title:	CEO

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

SCHEDULES AND EXHIBITS

Schedule 1.30 – Existing Antibodies and Masks

Exhibit A – Existing License Agreements

Exhibit B – CytomX Patent Rights as of the Execution Date

Exhibit C – Product Specific Patents as of the Execution Date

Exhibit D – Tools Patents as of the Execution Date

Exhibit E – Initial Preclinical Plan

Exhibit F – Collaboration Targets

Exhibit G – Reserved Targets

Exhibit H – Press Release

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Schedule 1.30

Existing Antibodies and Masks

[***]

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Exhibit A

Existing License Agreements

Exclusive License Agreement between The Regents of the University of California and CytomX Therapeutics, LLC dated August 19, 2010, as amended, including by that Amendment No. 1 to Exclusive License Agreement dated May 30, 2013, and that Amendment No. 2 to Exclusive License Agreement dated November 8, 2013.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Exhibit B

CytomX Patent Rights as of the Effective Date

Title	CYTX Ref No.	CY	Serial No. / Issue No.	Filing / Issue Dates	Status	Assignee

[***]†

†	Two pages of text have been omitted.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Exhibit C

Product Specific Patents as of the Effective Date

[***]

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Exhibit D

Tools Patents as of the Effective Date

Title	CYTX Ref No.	CY	Serial No. / Issue No.	Filing / Issue Dates	Status	Assignee

[***]†

†	One page of text has been omitted.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Exhibit E

Initial Preclinical Plan

[***]†

†	Three pages of text have been omitted.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Exhibit F

Collaboration Targets

1.	CTLA-4, GenBank accession number: AF414120
2.	[***]

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Exhibit G

Reserved Targets

[***]

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Exhibit H

Press Release

Bristol-Myers Squibb and CytomX Therapeutics Announce Worldwide Collaboration to Develop Probody™ Therapeutics Against Multiple Immuno-Oncology Targets

(NEW YORK and SOUTH SAN FRANCISCO – May 27, 2014) - Bristol-Myers Squibb Company (NYSE: BMY) and CytomX Therapeutics, Inc. today announced the companies have signed a worldwide research collaboration and license agreement to discover, develop and commercialize novel therapies against multiple immuno-oncology targets using CytomX’s proprietary Probody™ Platform.

Probodies are monoclonal antibodies that are selectively activated within the cancer microenvironment, focusing the activity of therapeutic antibodies to tumors and sparing healthy tissue. The unique selectivity of Probodies expands the therapeutic window for both validated and novel targets, and has the potential to create multiple new classes of safer and more effective therapies.

“Immuno-oncology offers a tremendous opportunity to change how cancer is treated, and Bristol-Myers Squibb is committed to advancing our immuno-oncology drug research and development for patients living with the disease,” said Francis Cuss, MB BChir, FRCP, executive vice president and chief scientific officer, Bristol-Myers Squibb. “The Probody Platform has the potential to broaden discovery of innovative therapies, and the collaboration with CytomX reflects our continued leadership in immuno-oncology.”

Under the terms of the agreement, CytomX will grant Bristol-Myers Squibb exclusive worldwide rights to develop and commercialize Probodies for up to four oncology targets including CTLA-4, a clinically validated immune inhibitory checkpoint receptor. Bristol-Myers Squibb will have certain additional rights to substitute up to two collaboration targets. Bristol-Myers Squibb will make an upfront payment of $50 million to CytomX and provide research funding over

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

the course of the research term. CytomX will also be eligible to receive additional preclinical payments and up to $298 million in future development, regulatory and sales milestone payments for each collaboration target, as well as tiered mid-single-digit rising to low-double-digit royalty payments on net sales of each product commercialized by Bristol-Myers Squibb. Closing of the transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

“We are thrilled to announce our first cancer immunotherapy collaboration with an unequivocal leader in this field,” said Sean McCarthy, D.Phil., chief executive officer of CytomX. “This strategic alliance with Bristol-Myers Squibb demonstrates that our innovative Probody Platform has the potential to enable novel therapies in this transformational area of cancer research and development. This collaboration, together with our recently announced partnerships in the Probody Drug Conjugate space, illustrate the breadth of Probody technology and how we aim to make a difference in the lives of patients. We look forward to collaborating with Bristol-Myers Squibb to advance highly differentiated Probody therapeutics into development.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

About CytomX

CytomX Therapeutics, the Probody™ therapeutics company, is developing the next generation of antibody therapies. Probodies are masked antibodies that remain inert in healthy tissue but are activated specifically in the disease microenvironment. The Probody approach is designed to blunt systemic toxicities associated with antibodies and expand the therapeutic window of these drugs, unlocking new therapeutic targets. The Company is initially focusing this highly innovative platform to discover and develop new immunotherapy and antibody drug conjugate therapies to treat areas of major unmet medical need in oncology. CytomX has attracted multiple strategic collaborations with industry-leading pharmaceutical companies including Pfizer Inc., ImmunoGen and Bristol-Myers Squibb. CytomX is led by a seasoned and proven management team and is financed by leading life science investors, including Third Rock Ventures, Canaan Partners and the Roche Venture Fund. For more information, please visit www.cytomx.com.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.

Bristol-Myers Squibb Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the compounds mentioned in this release will move into full product development, that the clinical trials of these compounds will support regulatory filings, that these compounds will receive regulatory approval or, if approved, that they will become commercially successful products. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2013 in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Bristol-Myers Squibb

Media:

Ken Dominski, 609-252-5251, ken.dominski@bms.com

Investors:

Ranya Dajani, 609-252-5330, ranya.dajani@bms.com

Ryan Asay, 609-252-5020, ryan.asay@bms.com

CytomX

Media:

Dan Budwick, Pure Communications, Inc.

dan@purecommunicationsinc.com

973-271-6085

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10). Confidential treatment has been granted with respect to the omitted portions.